UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Wal-Mart Stores, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate Web Site:	www.walmartstores.com

NOTICE OF 2007 ANNUAL SHAREHOLDERS’ MEETING

To Be Held June 1, 2007

Please join us for the 2007 Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 1, 2007, at 7:00 a.m. in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas.

The purposes of the 2007 Annual Shareholders’ Meeting are:

(1)	To elect 15 directors,

(2)	To ratify the appointment of Ernst & Young LLP as the independent accountants of Wal-Mart Stores, Inc.,

(3)	To vote on 11 shareholder proposals, and

(4)	To transact other business properly brought before the 2007 Annual Shareholders’ Meeting.

You must be the holder of record of shares of Wal-Mart Stores, Inc. common stock at the close of business on April 5, 2007, to vote at the 2007 Annual Shareholders’ Meeting. If you plan to attend, please bring the Admittance Slip on the back cover and picture identification. Regardless of whether you will attend, please vote as described on pages 3-5 of the proxy statement. Voting in any of the ways described will not prevent you from attending the 2007 Annual Shareholders’ Meeting.

By Order of the Board of Directors

Thomas D. Hyde

Secretary

Bentonville, Arkansas

April 19, 2007

Admittance Requirements on Back Cover

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate Web Site:	www.walmartstores.com

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed beginning April 19, 2007, in connection with the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at the 2007 Annual Shareholders’ Meeting. The meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 1, 2007, at 7:00 a.m.

TABLE OF ABBREVIATIONS

The following abbreviations are used for terms that appear in more than one section of this proxy statement:

2005 Stock Incentive Plan: Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, as it amended and restated the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 to be effective January 1, 2005

Associate: an employee of Wal-Mart or one of its subsidiaries

Board: the Board of Directors of Wal-Mart

Board committees:

Audit Committee

CNGC: Compensation, Nominating and Governance Committee

EC: Executive Committee

SOC: Stock Option Committee

SPFC: Strategic Planning and Finance Committee

Bylaws: the amended and restated Bylaws of Wal-Mart, effective as of September 21, 2006

Categorical Standards: standards adopted by the Board that describe types of relationships that a director might have with Wal-Mart or its subsidiaries that the Board believes are per se immaterial to a director’s independence, as permitted by the NYSE Listed Company Manual

CD&A: the Compensation Disclosure and Analysis, located in this proxy statement

CEO: the Chief Executive Officer

CFO: the Chief Financial Officer

Chairman: the Chairman of a board of directors

Computershare: Computershare Trust Company, N.A., Wal-Mart’s transfer agent and successor in interest to EquiServe Trust Company, N.A.

Deferred Compensation Plan: the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, as amended and restated effective March 31, 2003

Director Compensation Plan: the Wal-Mart Stores, Inc. Director Compensation Plan, as amended and restated effective January 1, 2005

E&Y: Ernst & Young LLP, Wal-Mart’s independent registered public accounting firm

Exchange Act: the Securities Exchange Act of 1934, as amended

Executive Committee of the Company: a Company committee consisting of the Executive Officers and certain other Senior Officers of the Company

Executive Officers: certain Senior Officers designated by the Board and as defined by Rule 3b-7 of the Exchange Act that have certain disclosure obligations and who also must report all transactions in equity securities of the Company under Section 16

Fiscal 2005, fiscal 2006, fiscal 2007, and fiscal 2008: fiscal years ending January 31, 2005, 2006, 2007, and 2008, respectively

Independent Directors: the directors whom the Board has determined have no material relationships with the Company pursuant to the standards set forth in the NYSE Listed Company Manual and, as to members of the Audit Committee, who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3

Management Incentive Plan: the Wal-Mart Stores, Inc. Management Incentive Plan, as amended and restated effective February 1, 2003

Named Executive Officers: the Company’s President and CEO, CFO, and the next three most highly compensated Executive Officers

Non-Management Directors: the members of the Board who do not hold another position with Wal-Mart or one of its subsidiaries

NYSE: the New York Stock Exchange

NYSE Listed Company Manual: the manual of the NYSE that sets forth policies, practices, and procedures for companies with securities listed for trading on the NYSE

Profit Sharing/401(k) Plan: the Wal-Mart Profit Sharing and 401(k) Plan, as restated effective October 31, 2003, and subsequently amended

Retail Industry Survey: a select group of peer retail companies consisting of publicly traded retailers in the United States from various retail segments, other than Wal-Mart

SEC: the Securities and Exchange Commission

Section 16: Section 16 of the Exchange Act

Select Fortune 100 Survey: a select group of 37 publicly traded companies included in the Fortune 100, identified as having certain characteristics, such as business model, size, or global reach, that are comparable to the Company

Senior Officers: the President and CEO, Vice Chairmen, Executive Vice Presidents, and Senior Vice Presidents of Wal-Mart

SERP: the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2005

Share or Shares: a share or shares of Wal-Mart common stock, $0.10 par value per share

SOX: the Sarbanes-Oxley Act of 2002

Stock Purchase Plan: the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as restated effective February 1, 2004, and subsequently amended

Top 50: the 50 largest U.S. publicly traded companies, other than Wal-Mart, ranked by market capitalization

Wal-Mart or the Company: Wal-Mart Stores, Inc.

Your proxy is solicited by the Board. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding you the proxy statement, proxy card, and Annual Report to Shareholders.

VOTING INFORMATION

Who may vote?    You may vote if you were the holder of record of Shares at the close of business on April 5, 2007. You are entitled to one vote on each matter presented at the 2007 Annual Shareholders’ Meeting for each Share you owned on that date. If your Shares are held in “street name” through a bank, broker, or other nominee, you must obtain a proxy, executed in your favor, from the holder of record as of the close of business on April 5, 2007, to be able to vote at the meeting. As of March 30, 2007, Wal-Mart had 4,121,668,519 Shares outstanding.

What am I voting on?    You are voting on:

•	The election of 15 directors,

•	The ratification of the appointment of E&Y as Wal-Mart’s independent accountants,

•	11 shareholder proposals, and

•	Other matters properly brought before the 2007 Annual Shareholders’ Meeting.

Who counts the votes?    Computershare will count the votes. The Board has appointed two employees of Computershare as inspectors of the election.

Is my vote confidential?    Yes, your proxy card or ballot and voting records will not be disclosed to Wal-Mart unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be provided to Wal-Mart, but how you voted will remain confidential.

What vote is required to elect a director at the 2007 Annual Shareholders’ Meeting?    In an uncontested election of directors, to be elected as a director of the Company, a director nominee must receive a majority of the votes cast by the Shares present in person or represented by proxy at the 2007 Annual Shareholders’ Meeting and entitled to vote on the election of directors. In a contested election of directors, to be elected, a director nominee must receive a plurality of the votes of the Shares present in person or represented by proxy at the 2007 Annual Shareholders’ Meeting and entitled to vote on the election of directors. Under the Bylaws: (i) an “uncontested election” is an election in which the number of nominees for director is not greater than the number to be elected and (ii) a “contested election” is an election in which the number of nominees for director is greater than the number to be elected.

What happens if a director nominee does not receive a majority of the votes cast by the Shares present in person or represented by proxy as required to elect a director at the 2007 Annual Shareholders’ Meeting?    Assuming an uncontested election of directors, director nominees who are not incumbent members of the Board and who do not receive a majority of the votes cast by the Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”) will not be elected as directors and a vacancy will be left on the Board. The Board, pursuant to the Bylaws, may fill the resulting vacancy or may decrease the size of the Board to remove the vacancy.

Any incumbent director who is a director nominee and who does not receive a majority vote must promptly tender his or her offer of resignation as a director for consideration by the Board. Each incumbent director standing for re-election at the 2007 Annual Shareholders’ Meeting has agreed to resign, upon acceptance of such resignation by the Board, in the event he or she does not receive a majority vote. A recommendation on whether or not to accept such resignation offer will be made by the CNGC, or if each member of the CNGC standing for re-election did not receive the required majority vote, by a special committee of Independent Directors of the Company appointed by the Board for the purpose of making a recommendation to the Board (either such committee referred to as the “nominating committee”). If no Independent Directors standing for re-election received the required majority vote, the Board will act on each of the resignation offers.

Within 60 days following certification of the shareholder vote on the election of directors, the nominating committee must recommend to the Board the action to be taken with respect to each offer of resignation. In determining whether or not to recommend that the Board accept a resignation offer of a director, the nominating committee will be entitled to consider all factors it believes relevant, including without limitation: (1) any stated reasons for the director not receiving the required majority vote and whether the underlying cause or causes are curable; (2) the factors, if any, set forth in the Company’s guidelines or other policies that are to be considered by the CNGC in evaluating potential candidates for the Board, as such factors relate to such director; (3) the length of service of such director; (4) the effect of such resignation on the Company’s compliance with any law, rule, regulation, stock exchange listing standards, or contractual obligations; (5) such director’s contributions to the Company; and (6) any other factors that the nominating committee believes are in the best interests of the Company.

The Board must act on the nominating committee’s recommendation within 90 days following certification of the shareholder vote and notify the director concerned of its decision. In determining whether or not to accept any resignation offer, the Board will take into account the factors considered by the nominating committee and any additional information and factors that the Board believes to be relevant. If a director’s resignation offer is not accepted, the Board must, within four business days after reaching its decision, publicly disclose the decision, including the reasons for not accepting the resignation offer, by means of a press release, a filing with the SEC, or other broadly disseminated means of communication. If the Board’s acceptance of all pending offers of resignation would result in the Company having fewer than three directors who were in office before the election, the Board may extend such 90-day period by an additional 90 days if it concludes that such an extension is in the Company’s best interests.

If a director’s resignation offer is not accepted by the Board, that director will continue to serve until the next annual shareholders’ meeting of the Company and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal. If a director’s resignation offer is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Bylaws or may decrease the size of the Board.

What vote is required to pass the other proposals at the 2007 Annual Shareholders’ Meeting?    The vote of the holders of a majority of the Shares present in person or represented by proxy at the meeting and entitled to vote is required for ratification of the appointment of E&Y as Wal-Mart’s independent accountants and the shareholder proposals.

What is the effect of an “abstention” or “broker non-vote” on the election of directors or any proposals?    An “abstention” or “withhold” vote with respect to a director nominee will have the effect of a vote against any director nominee or any other proposal. Broker non-votes will have no effect on the vote for any of the shareholder proposals. A “broker non-vote” occurs if your Shares are not registered in your name and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable NYSE rules. Under the NYSE rules, the election of directors and the ratification of appointment of independent accountants are discretionary items. Generally, brokers who do not receive instructions as to how to vote on these matters may vote on these matters in their discretion.

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: FOR all of the nominees for director named in this proxy statement, FOR the ratification of E&Y as Wal-Mart’s independent accountants, and AGAINST the 11 shareholder proposals.

How do I vote?    The process for voting your Shares depends on how your Shares are held. Generally, you may hold Shares in your name as a “record holder” or in “street name” (that is, through a nominee, such as a broker or bank).

If you are a record holder, you may vote by proxy or you may vote in person at the 2007 Annual Shareholders’ Meeting. If you are a record holder and would like to vote your Shares by proxy prior to the 2007 Annual Shareholders’ Meeting, there are three ways for you to vote:

•	Call 1-800-652-VOTE (1-800-652-8683) within the U.S., Canada, and Puerto Rico and outside of the U.S., Canada, and Puerto Rico, call 1-781-575-2300;

•	Log on to the internet at: www.investorvote.com/wmt and follow the instructions at that site; or

•	Complete, sign, and mail the proxy card in the enclosed return envelope.

Please note that telephone and internet voting will close at 11:00 p.m. (CT) on May 31, 2007.

If you plan to attend the 2007 Annual Shareholders’ Meeting and wish to vote in person, the Company will give you a ballot at the 2007 Annual Shareholders’ Meeting. Please note that you may vote by proxy prior to June 1, 2007, and still attend the 2007 Annual Shareholders’ Meeting.

If your Shares are held in the name of a broker, bank, or other nominee, you should receive separate instructions from the holder of your Shares describing how to vote. Nonetheless, if your Shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain (and bring with you to the 2007 Annual Shareholders’ Meeting) a legal proxy from the holder of your Shares (who must have been the record holder of your Shares as of the close of business on April 5, 2007) indicating that you were a beneficial owner of Shares on April 5, 2007, as well as the number of Shares of which you were the beneficial owner on the record date.

If your Shares are held through the Profit Sharing/401(k) Plan or the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan and you do not vote your Shares in one of the methods described above, your Shares will be voted by the Retirement Plans Committee of the Company in accordance with the rules of the applicable plan.

Can I revoke my proxy?    Yes, you can revoke your proxy if you are a record holder by:

•	Filing written notice of revocation with Wal-Mart’s Corporate Secretary before the 2007 Annual Shareholders’ Meeting,

•	Signing a proxy bearing a later date than the proxy being revoked and submitting it to Wal-Mart’s Corporate Secretary before the 2007 Annual Shareholders’ Meeting, or

•	Voting in person at the 2007 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you need to contact the holder of your Shares regarding how to revoke your proxy.

INFORMATION ABOUT THE BOARD

Wal-Mart’s directors are elected at each annual shareholders’ meeting and hold office until the next election. All nominees are presently directors of Wal-Mart, except for Allen I. Questrom. Assuming shareholders elect all the director nominees at the 2007 Annual Shareholders’ Meeting, Wal-Mart will have 15 directors. The Board has authority under the Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual shareholders’ meetings.

Your proxy holder will vote your Shares for the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

The following candidates are nominated by the Board based on the recommendation of the CNGC. They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness to devote adequate time to Board duties. The Board is committed to diversified membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference.

Aida M. Alvarez, 57

Ms. Alvarez is the former Administrator of the U.S. Small Business Administration and was a member of President Clinton’s Cabinet from 1997 to 2001. She was the founding Director of the Office of Federal Housing Enterprise Oversight, the financial regulator of Fannie Mae and Freddie Mac, from 1993 to 1997. Ms. Alvarez was a vice president in public finance at First Boston Corporation and Bear Stearns & Co., Inc. prior to 1993. She is presently Chair of the Latino Community Foundation of San Francisco and a director of UnionBanCal Corporation. Ms. Alvarez also serves on the diversity advisory board for Deloitte & Touche LLP. Ms. Alvarez has been a member of the Board since 2006.

James W. Breyer, 45

Mr. Breyer is a Managing Partner of Accel Partners, a venture capital firm. He also serves as a director of RealNetworks, Inc., Marvel Entertainment, Inc., and several private companies. Mr. Breyer has been a member of the Board since 2001.

M. Michele Burns, 49

Ms. Burns is the Chairman and CEO of Mercer Human Resource Consulting, a subsidiary of Marsh & McLennan Companies, Inc. She joined Marsh & McLennan Companies, Inc., a global professional services and consulting firm, in March 2006 and served as Executive Vice President and CFO until September 2006. She is the former Executive Vice President, CFO, and Chief Restructuring Officer of Mirant Corporation, an energy company, where she served from April 2004 to December 2005. She served as the Executive Vice President and CFO of Delta Air Lines, Inc., an air carrier, from August 2000 through April 2004. She also serves as a director of Cisco Systems, Inc. Ms. Burns has been a member of the Board since 2003.

James I. Cash, Jr., Ph.D., 59

Dr. Cash is the retired James E. Robison Professor of Business Administration at Harvard Business School, where he served from July 1976 to October 2003. Dr. Cash also served as the Senior Associate Dean and Chairman of HBS Publishing while on the faculty of the Harvard Business School. Dr. Cash serves as a director of The Chubb Corporation, General Electric Company, Phase Forward Inc., ITM Software Corp., and Microsoft Corporation. Dr. Cash has been a member of the Board since 2006.

Roger C. Corbett, 64

Mr. Corbett is the retired CEO and Group Managing Director of Woolworths Limited, the largest retail company in Australia. Mr. Corbett is a director of The Reserve Bank of Australia, Fairfax Media Limited (a major Australian newspaper publisher), and Chairman of the board of directors of ALH Group Pty Limited. He is a member of the Prime Minister’s Community Business Partnership and serves on the board of Outback Stores (a joint venture with the Australian government providing indigenous Australians in small outback communities with retail facilities). He is a member of the Advisory Council of the Australian Graduate School of Management for the University of New South Wales. Mr. Corbett is also the Chairman of CIES Food Business Forum (France), the Salvation Army Advisory Committee, the Children’s Hospital of Westmead Advisory Board, and Chairman of the Council and member of the Executive Committee of Shore School. Mr. Corbett has been a member of the Board since 2006.

Douglas N. Daft, 64

Mr. Daft is the retired Chairman and CEO of The Coca-Cola Company, a beverage manufacturer, where he served in that capacity from February 2000 until May 2004 and in various other capacities since 1969. Mr. Daft serves as a director of The McGraw–Hill Companies, Inc. Mr. Daft has been a member of the Board since January 2005.

David D. Glass, 71

Mr. Glass is the former Chairman of the Executive Committee of the Board, serving in that position from February 2000 until June 2006. Mr. Glass served as Wal-Mart’s President and CEO from January 1988 to January 2000. Mr. Glass has been a member of the Board since 1977.

Roland A. Hernandez, 49

Mr. Hernandez is the retired Chairman and CEO of Telemundo Group, Inc., a Spanish-language television station company, where he served from August 1998 to December 2000. From March 1995 to August 1998, he served as President and CEO of Telemundo Group, Inc. He serves as a director of MGM Mirage, Lehman Brothers Holdings Inc., The Ryland Group, Inc., and Vail Resorts, Inc. Mr. Hernandez has been a member of the Board since 1998.

Allen I. Questrom, 67

Mr. Questrom was the Chairman and CEO of J.C. Penney Company, Inc. from 2000 to December 2004. Between May 1999 and September 2000, Mr. Questrom served as Chairman, CEO and President of Barneys New York, Inc., a fashion retailer. Previously, Mr. Questrom was Chairman and CEO of The Neiman Marcus Group, Inc. and also has served as Chairman and CEO of Federated Department Stores, Inc. from January 1990 through April 1997. Mr. Questrom is a member of the board of directors of Burt’s Bees, Inc., Sotheby’s, Jones Apparel Group, Inc., and is a partner with Lee Equity Partners, LLC. Mr. Questrom is standing for election to the Board for the first time.

H. Lee Scott, Jr., 58

Mr. Scott is the President and CEO of Wal-Mart and has served in that position since January 2000. Prior to this appointment, he held other positions with Wal-Mart since joining the Company in September 1979, including Vice Chairman and Chief Operating Officer, from January 1999 to January 2000, and Executive Vice President and President and CEO, Wal-Mart Stores Division, from January 1998 to January 1999. He has been a member of the Board since 1999.

Jack C. Shewmaker, 69

Mr. Shewmaker is the President of J-COM, Inc., a consulting company, and he is a rancher. He is also a former Wal-Mart executive who retired in 1988. Mr. Shewmaker has been a member of the Board since 1977.

Jim C. Walton,* 58

Mr. Walton is the Chairman and CEO of Arvest Bank Group, Inc., a group of banks operating in the states of Arkansas, Kansas, Missouri, and Oklahoma. Mr. Walton also serves as Chairman of Community Publishers, Inc. which operates newspapers in Arkansas, Missouri, and Oklahoma. Mr. Walton has been a member of the Board since 2005.

S. Robson Walton,* 62 Mr. Walton is the Chairman of Wal-Mart and has been a member of the Board since 1978.

Christopher J. Williams, 49

Mr. Williams is the Chairman and CEO of The Williams Capital Group, L.P., an investment bank. Since 2002, he has also served as the Chairman and CEO of Williams Capital Management, LLC, an investment management firm. He also serves as a director of Harrah’s Entertainment, Inc. Mr. Williams has been a member of the Board since 2004.

Linda S. Wolf, 59

Ms. Wolf is the former Chairman and CEO of Leo Burnett Worldwide, Inc., an advertising agency and division of Publicis Groupe S.A. Ms. Wolf served in various positions with Leo Burnett Worldwide, Inc. and its predecessors from 1978 to April 2005. She serves as a trustee for investment funds advised by the Janus Capital Group Inc. and serves on the board of InnerWorkings, Inc. Ms. Wolf has been a member of the Board since 2005.

*	S. Robson Walton and Jim C. Walton are brothers.

The Board recommends that the shareholders vote FOR all nominees for election to the Board.

DIRECTOR INDEPENDENCE

Pursuant to the NYSE Listed Company Manual, Wal-Mart is required to have a majority of Independent Directors on its Board. In addition, the Audit Committee and CNGC must be composed solely of Independent Directors. The NYSE Listed Company Manual defines specific relationships that would disqualify a director from being independent and further requires that, for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with the Company.

As permitted by the NYSE Listed Company Manual, the Board determined categorically that one or more of the relationships within the Categorical Standards described below will not be considered to be material relationships that impair a director’s independence:

(1) The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Wal-Mart in retail transactions on terms generally available to other Associates during Wal-Mart’s last fiscal year;

(2) The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, five percent or less of an entity that has a business relationship with Wal-Mart;

(3) The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than five percent of an entity that has a business relationship with Wal-Mart so long as the amount paid to or received from Wal-Mart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, one percent of the entity’s consolidated gross revenues for that entity’s last fiscal year;

(4) The director or one or more members of the director’s immediate family is a director or trustee or was a director or trustee of an entity during the entity’s last fiscal year that has a business or charitable relationship with Wal-Mart and that made payments to, or received from, Wal-Mart during the entity’s last fiscal year an amount representing less than $5,000,000 or, if greater, five percent of the entity’s consolidated gross revenues for that entity’s last fiscal year;

(5) Wal-Mart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $60,000 during Wal-Mart’s last fiscal year;

(6) The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or employee of an entity that made payments to, or received payments from, Wal-Mart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, one percent of the entity’s consolidated gross revenues for that entity’s last fiscal year; or

(7) The director or one or more members of the director’s immediate family received from Wal-Mart, during Wal-Mart’s last fiscal year, personal benefits having an aggregate value of less than $5,000.

In developing the Categorical Standards, the Board considered that: (1) directors (or their immediate family members) regularly purchase items at Wal-Mart’s stores, Neighborhood Markets, and Sam’s Clubs; (2) directors (or their immediate family members) may hold minor investments in companies that do business with Wal-Mart; (3) directors (or their immediate family members) may hold more than a minor investment in companies that do business with Wal-Mart, but the amount of business done with Wal-Mart is immaterial; (4) directors (or their immediate family members) may serve on the board of commercial or charitable entities with immaterial relationships with Wal-Mart; (5) directors may have immediate family members employed by Wal-Mart in positions earning $60,000 per year or less; (6) directors (or their immediate family members) may be officers or employees of companies that receive payments from Wal-Mart or its affiliates that account for less than $1,000,000 or, if greater, 1 percent of such company’s gross revenues; and (7) that former officers who are directors of Wal-Mart (or their immediate family members) may continue to receive from Wal-Mart certain residual benefits from their service with the Company.

Our Board has determined that the following directors are Independent Directors under the independence standards set forth by the NYSE Listed Company Manual: Aida M. Alvarez, James W. Breyer, M. Michele Burns, James I. Cash, Jr., Roger C. Corbett, Douglas N. Daft, Roland A. Hernandez, Jack C. Shewmaker, Christopher J. Williams, and Linda S. Wolf. Furthermore, the Board determined that director nominee, Allen I. Questrom, is independent under the NYSE Listed Company Manual independence standards. The Board also determined that John D. Opie, J. Paul Reason, and José H. Villarreal, each of whom did not stand for reelection at the 2006 Annual Shareholders’ Meeting were independent under the NYSE Listed Company Manual independence standards during the portion of fiscal 2007 in which they served as directors of the Company.

In making these determinations, the Board found that the current Independent Directors standing for election and director nominee, Allen I. Questrom, do not have a material or other disqualifying relationship with Wal-Mart. The Board also found that Messrs. Opie, Reason, and Villarreal did not have material or other disqualifying relationships with Wal-Mart during their period of Board service during fiscal 2007. In making these determinations, the Board considered all transactions exceeding the Categorical Standards above and any relationships and arrangements described below under “Related-Party Transactions.”

In connection with its independence determinations, the Board noted that Mr. Breyer serves as a director of Marvel Entertainment, Inc., a character-based entertainment company. The amounts paid to Marvel Entertainment, Inc. during its last fiscal year for the purchase of its licensed products exceeded the threshold set forth in Categorical Standard No. 4. However, because Mr. Breyer only serves as a director of Marvel Entertainment, Inc., and he did not participate in the negotiation of the commercial transactions or the execution of the transactions, the Board determined that the commercial relationship between the Company and Marvel Entertainment, Inc. is not material.

COMPENSATION OF THE DIRECTORS

Annual Director Compensation

The base compensation for Non-Management Directors upon their election to the Board on June 2, 2006, consisted of a Share award and an annual retainer. H. Lee Scott, Jr. and S. Robson Walton received compensation only for their services as Executive Officers of the Company and not in their capacities as directors. Until his retirement as Chairman of the EC on June 2, 2006, David D. Glass received compensation only for his services as an Executive Officer of the Company and not in his capacity as a director.

Upon election to the Board at the 2006 Annual Shareholders’ Meeting on June 2, 2006, each Non-Management Director received an annual equity award of Shares with a market value of $140,000 on the date of grant for the Board term ending at the 2007 Annual Shareholders’ Meeting. This annual equity award was paid directly in Shares or deferred in stock units under the Director Compensation Plan, as elected by each Non-Management Director. In addition, each Non-Management Director elected to the Board at the 2006 Annual Shareholders’ Meeting was entitled to receive an annual retainer of $60,000, payable in arrears in equal quarterly installments for the Board term ending at the 2007 Annual Shareholders’ Meeting. This annual retainer could be taken in cash, Shares, deferred in stock units under the Director Compensation Plan, or deferred to an interest-credited account under the Director Compensation Plan, as elected by the director. Non-Management Directors who were appointed to the Board after the 2006 Annual Shareholders’ Meeting and before the 2007 Annual Shareholders’ Meeting were entitled to receive a prorated portion of both the annual equity award and annual retainer.

The Non-Management Director Board committee chairs also received a chair retainer for the additional time required for Board committee business. For the Board term commencing at the 2006 Annual Shareholders’ Meeting, the retainer for the Audit Committee chair was $25,000, the retainer for the CNGC chair was $15,000, and the retainer for the SPFC chair was $15,000. Any directors appointed as Board committee chairs after the 2006 Annual Shareholders’ Meeting and before the 2007 Annual Shareholders’ Meeting were entitled to a prorated portion of the chair retainer. In addition, Christopher J. Williams received a retainer of $15,000 for his service on the EC because he serves on more than one Board committee. These additional retainers were payable in arrears in equal quarterly installments, and could be taken in cash, Shares, deferred in stock units under the Director Compensation Plan, or deferred in an interest-credited account under the Director Compensation Plan, as elected by the director.

Pursuant to the CNGC charter, director compensation for the Non-Management Directors is reviewed annually by the CNGC, which recommends to the Board the annual compensation for those directors. Consistent with Wal-Mart’s compensation philosophy applicable to its Executive Officers, the total compensation for Non-Management Directors and Board committee chairs upon election in fiscal 2007 placed them in the top quartile of the Retail Industry Survey, below the median for the Top 50, and near the top quartile for the Select Fortune 100 Survey. Despite an increase in director compensation in the Select Fortune 100 Survey and the Top 50, the total compensation approved by the Board for the Non-Management Directors upon their election on June 1, 2007, will remain at a total of $200,000 and will be granted to directors in the same composition as described above. The committee chair retainers will also remain at the amounts described above.

The compensation paid to the Directors during fiscal 2007 is described in the table below.

DIRECTOR COMPENSATION FOR FISCAL 2007 (1)

Director	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Aida M. Alvarez	34,780	140,000	0	0	174,780
James W. Breyer	75,000	140,000	0	0	215,000
M. Michele Burns	68,695	140,000	2,827	883	212,405
James I. Cash, Jr.	34,780	140,000	0	0	174,780
Roger C. Corbett (6)	7,337	75,385	0	0	82,722
Douglas N. Daft	60,000	140,000	1,269	1,600	202,869
David D. Glass (7)	34,780	140,000	138	0	174,918
Roland A. Hernandez	85,000	140,000	0	0	225,000
John D. Opie (8)	25,385	0	0	0	25,385
J. Paul Reason (8)	25,385	0	0	799	26,184
Jack C. Shewmaker	60,000	140,000	0	0	200,000
José H. Villarreal (8)	31,731	0	0	554	32,285
Jim C. Walton	60,000	140,000	0	0	200,000
Christopher J. Williams	68,297	140,000	0	758	209,055
Linda S. Wolf	60,000	140,000	0	1,375	201,375

(1)	The table omits the columns for “Option Awards” and “Non-Equity Incentive Plan Compensation” because the Company neither issues stock options to Non-Management Directors nor has a non-equity incentive compensation plan for Non-Management Directors. H. Lee Scott, Jr. and S. Robson Walton are omitted from this table because they received compensation as Executive Officers of the Company and did not receive additional compensation for their duties as directors. The compensation for Mr. Scott is disclosed in the Summary Compensation Table. Mr. Walton’s annual compensation is $200,000, which is equal to the compensation of the Non-Management Directors. The Company also contributes health insurance premiums and Profit Sharing/401(k) contributions for Mr. Walton on the same basis as for other Associates in the amounts of $5,164 and $8,369, respectively.

(2)	This column is comprised of the annual retainer offered to directors and the Board committee chair retainers. Aida M. Alvarez and James I. Cash, Jr. were first elected to the Board at the 2006 Annual Shareholders’ Meeting and, therefore, received fees for service as directors for a portion of fiscal 2007. M. Michele Burns was appointed as chair of the CNGC on March 2, 2006 and, therefore, received a chair retainer for a portion of fiscal 2007.

(3)	The number of Shares granted to each director was based on a Share price of $47.83, which was the closing price of Shares on the NYSE on the grant date of June 2, 2006.

The following directors had the stock options shown below that were outstanding at the end of fiscal 2007. These options were issued in previous fiscal years as part of the compensation paid to these directors:

Director	Options Outstanding as of January 31, 2007
James W. Breyer	5,512

Roland A. Hernandez	14,946

J. Paul Reason	9,379

Jack C. Shewmaker	14,946

José H. Villarreal	14,946

(4)	The amounts in this column represent above-market interest earned on director compensation deferred to an interest-credited account under the Director Compensation Plan, as elected by the director. The interest rate on the interest bearing account is set by the Director Compensation Plan based on the ten-year Treasury notes rate on the first day of January plus 2.70 percent and was 7.07 percent for the calendar year ended December 31, 2006, and increased to 7.36 percent for calendar year ending December 31, 2007.

(5)	This column includes tax gross-ups paid for fiscal 2007. The value of perquisites and other personal benefits, which include Company-paid travel expenses for guests of the directors, do not exceed $10,000 for any Non-Management Director.

(6)	Roger C. Corbett was appointed to the Board on November 17, 2006.

(7)	David D. Glass was compensated as an Executive Officer until his retirement on June 2, 2006.

(8)	John D. Opie, J. Paul Reason, and José H. Villarreal served on the Board until their successors were elected at the 2006 Annual Shareholders’ Meeting on June 2, 2006.

Director Stock Ownership Guidelines

On June 5, 2003, the Board adopted stock ownership guidelines for the Non-Management Directors. Each Non-Management Director must own, within five years from election or appointment to the Board, an amount of Shares, restricted stock, or stock units having a value equal to five times the annual retainer component of the Non-Management Director’s compensation approved by the Board in the year the director was initially elected or appointed. Non-Management Directors who began serving prior to June 5, 2003, are required to own, within five years from June 5, 2003, $300,000 worth of Shares, restricted stock, or stock units. No current Non-Management Director or director nominee is required to be in compliance with the stock ownership guidelines earlier than June 2008.

BOARD MEETINGS

The Board held a total of eight meetings (four regular meetings and four telephonic meetings) during fiscal 2007 to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. During fiscal 2007, each director, except for Jack C. Shewmaker, attended at least 75 percent of the aggregate of the number of Board meetings and the number of meetings of Board committees on which he or she served. The Non-Management Directors and Independent Directors meet regularly in executive sessions.

BOARD COMMITTEES

Committee	Members in Fiscal 2007	Functions and Additional Information	Number of Meetings in Fiscal 2007

Audit Committee	M. Michele Burns (1) James I. Cash, Jr. (2) Roland A. Hernandez (3) J. Paul Reason (4) Christopher J. Williams

•   Reviews financial reporting, policies, procedures, and internal controls of Wal-Mart

•   Responsible for the appointment, compensation, and oversight of the independent accountants

•   Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent accountants

•   Reviews related-party transactions

•   Reviews the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the statements of ethics

•   The Board has determined that the members are “independent” as defined by Section 10A(m)(3) of the Exchange Act and the NYSE Listed Company Manual

			10

Compensation, Nominating and Governance Committee	M. Michele Burns (3) Douglas N. Daft John D. Opie (4) José H. Villarreal (4) Linda S. Wolf

•   In consultation with the Company’s CEO, approves the total compensation of the non-director Executive Officers

•   Reviews and approves the total compensation of the inside directors

•   Reviews and makes recommendations to the Board regarding the compensation of the Non-Management Directors

•   Sets the interest rates applicable to the Deferred Compensation Plan

•   Sets and verifies the attainment of performance goals under performance-based plans

•   Reviews salary and benefits issues for the Company

•   Reviews and provides guidance regarding the Company’s reputation

•   Oversees corporate governance issues

•   Identifies, evaluates, and recommends candidates to the Board for nomination for election or appointment to the Board

•   Reviews and makes recommendations to the Board regarding director independence

•   The Board has determined that the members are “independent” under the NYSE Listed Company Manual

			7

Executive Committee	David D. Glass (5) H. Lee Scott, Jr. (3) S. Robson Walton Christopher J. Williams (7)	• Implements policy decisions of the Board • Acts on the Board’s behalf between Board meetings	N/A (6)

Stock Option Committee	David D. Glass (5) H. Lee Scott, Jr. (3) S. Robson Walton	• Administers Wal-Mart’s equity compensation plans for Associates who are not directors or Executive Officers	3

Strategic Planning and Finance Committee	Aida M. Alvarez (8) James W. Breyer (3) Roger C. Corbett (9) David D. Glass (5) Jack C. Shewmaker Jim C. Walton	• Reviews and analyzes financial matters • Oversees long-range strategic planning • Reviews and recommends a dividend policy to the Board • Reviews and recommends the annual budget to the Board	4

(1)	M. Michele Burns resigned from the Audit Committee, effective February 20, 2006, prior to her appointment as an executive officer of Marsh & McLennan Companies, Inc., in view of certain consulting relationships between Marsh & McLennan Companies, Inc. and Wal-Mart that pre-existed Ms. Burns’ election to the Board. Ms. Burns was appointed as the chair of the CNGC effective March 2, 2006.

(2)	James I. Cash, Jr. was appointed to the Audit Committee, effective June 2, 2006.

(3)	Board committee chair.

(4)	John D. Opie, J. Paul Reason, and José H. Villarreal did not stand for election on June 2, 2006.

(5)	David D. Glass retired as an Executive Officer on June 2, 2006, and stepped down from the EC and SOC on that date. He was appointed to the SPFC on November 17, 2006.

(6)	The EC acted by unanimous written consent 19 times during fiscal 2007.

(7)	Christopher J. Williams was appointed to the EC, effective June 2, 2006.

(8)	Aida M. Alvarez was appointed to the SPFC, effective June 2, 2006.

(9)	Roger C. Corbett was appointed to the Board and the SPFC on November 17, 2006.

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted Corporate Governance Guidelines, and the Audit Committee, the CNGC, the EC, the SOC, and the SPFC have adopted charters, which you may review on the corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web page. In addition, these documents are available in print at no charge to any shareholder who requests a copy from Wal-Mart’s Investor Relations Department by submitting a request through the Investors Web page or by writing to the Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

COMMUNICATIONS WITH THE BOARD

The Board welcomes communications from shareholders and other interested parties. Shareholders and other interested parties may write to the Board at:

Wal-Mart Stores, Inc. Board of Directors

c/o J. Michael Bradshaw, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

Shareholders and other interested parties also may e-mail: the Board at directors@wal-mart.com, the Independent Directors at independentdirectors@wal-mart.com, the Non-Management Directors at nonmanagementdirectors@wal-mart.com, and any individual director, including the presiding director, at the full name of the director as listed in this proxy statement followed by “@wal-mart.com.” For example, shareholders may e-mail S. Robson Walton, Chairman, by e-mailing srobsonwalton@wal-mart.com.

A company of Wal-Mart’s size receives a large number of inquiries regarding a wide range of subjects each day. As a result, the Independent Directors, Non-Management Directors, and individual directors are not able to respond to all inquiries directly. Therefore, these groups, in consultation with the Company, have developed a process to assist them with managing inquiries directed to the Board.

Letters and e-mails directed to the Board, Independent Directors, Non-Management Directors, and individual directors are reviewed by the Company to determine whether a response on behalf of the Board is appropriate. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries with respect to those matters. Thus, the Company will direct those types of inquiries to the appropriate Associate for a response. Responses to letters and e-mails by the Company on behalf of the Board, Independent Directors, Non-Management Directors, or individual directors are maintained by the Company and are available for any director’s review.

If a response on behalf of the Board, Independent Directors, Non-Management Directors, or individual directors is appropriate, the Company gathers any information and documentation necessary for answering the inquiry and provides the information and documentation, as well as a proposed response to the appropriate director. The Company also may attempt to communicate with the shareholder or interested party for any necessary clarification. S. Robson Walton, Wal-Mart’s Chairman, reviews and approves responses on behalf of the Board, and James W. Breyer, Wal-Mart’s presiding director, reviews and approves the responses on behalf of the Independent Directors and Non-Management Directors. In certain situations, Mr. Walton or Mr. Breyer may respond directly to a shareholder’s inquiry.

For inquiries forwarded to individual directors, each director has provided instructions for responding to those inquiries. Currently, all directors have requested that the Company review letters and e-mails, gather any information or documentation necessary to respond to the inquiry, and propose a response. The director will review the proposed response and either direct the Company to send such response on behalf of the director, or the director may choose to respond directly to the shareholder.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. The Board, nevertheless, does consider shareholder questions and comments important and endeavors to respond promptly and appropriately.

PRESIDING DIRECTOR

James W. Breyer currently serves as the presiding director of executive sessions of the Non-Management Directors and Independent Directors.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The CNGC is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination for election to the Board. The CNGC is governed by a written charter, a copy of which can be found in the Corporate Governance section of the Investors Web page of Wal-Mart’s corporate Web site at www.walmartstores.com.

The CNGC regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the CNGC initiates a search. As a part of the search process, the CNGC may consult with other directors and Senior Officers and may hire a search firm to assist in identifying and evaluating potential candidates.

The CNGC has retained SpencerStuart as its director candidate search consultant. In that capacity, SpencerStuart seeks out candidates who have the experiences, skills, and characteristics that the CNGC has determined are necessary to serve as a member of the Board. SpencerStuart researches the background of all candidates, conducts extensive interviews with candidates and their references, and then presents the most qualified candidates to the CNGC and the Company’s management.

When considering a candidate, the CNGC reviews the candidate’s experiences, skills, and characteristics. The Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE.

Candidates are selected on the basis of outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; their ability to make independent, analytical inquiries; and their experience with and understanding of the business environment. With respect to the minimum experiences, skills, or characteristics necessary to serve on the Board, the CNGC will only consider candidates who:

(1)	Have the experiences, skills, and characteristics necessary to gain a basic understanding of:

a.	The principal operational and financial objectives and plans of the Company,

b.	The results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and

c.	The relative standing of the Company and its business segments in relation to its competitors;

(2)	Have a perspective that will enhance the Board’s strategic discussions; and

(3)	Are capable of and committed to devoting adequate time to Board duties and are available to attend the regularly-scheduled Board and committee meetings.

In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE Listed Company Manual, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

All potential candidates are generally interviewed by Wal-Mart’s Chairman, Wal-Mart’s CEO, and the chair of the CNGC, and may be interviewed by other directors and Senior Officers as desired and as schedules permit. The CNGC then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends to the Board a slate of candidates for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNGC, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Director nominee Allen I. Questrom is not currently serving on the Board. Mr. Questrom has been nominated for election to the Board at the 2007 Annual Shareholders’ Meeting and was recommended to the CNGC by Wal-Mart’s Chairman, Wal-Mart’s President and CEO, certain Non-Management Directors, SpencerStuart, and other Executive Officers.

S. Robson Walton and Jim C. Walton are members of a group that beneficially own more than five percent of the outstanding Shares. Any participation by them in the nomination process was considered to be in their capacities as directors of the Company and not as recommendations from security holders that beneficially own more than five percent of the outstanding Shares.

Shareholders may recommend candidates by writing to:

Wal-Mart Stores, Inc. Board of Directors

c/o J. Michael Bradshaw, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

The recommendation must include the following information:

(1)	The candidate’s name and business address;

(2)	A resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the minimum experiences, skills, and qualifications that the CNGC has determined are necessary to serve as a director;

(3)	A statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

(4)	A statement from the candidate that he or she consents to serve on the Board if elected; and

(5)	A statement from the person submitting the candidate that he or she is the registered holder of Shares, or if the shareholder is not the registered holder, a written statement from the “record holder” of the Shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of Shares.

All candidates nominated by a shareholder pursuant to the requirements above will be submitted to the CNGC for its review, which may include an analysis of the candidate from the Company’s management.

AUDIT COMMITTEE REPORT

Wal-Mart’s Audit Committee consists of three directors, each of whom has been determined by the Board to be “independent” as defined by the current listing standards of the NYSE and the applicable rules of the SEC. The members of the Audit Committee are James I. Cash, Jr.; Roland A. Hernandez, the chair of the Audit Committee; and Christopher J. Williams. Dr. Cash was appointed to the Audit Committee upon his election to the Board on June 2, 2006, replacing J. Paul Reason. M. Michele Burns also served on the Audit Committee until February 20, 2006. The Audit Committee is governed by a written charter adopted by the Board. A copy of the current Audit Committee charter is available on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web page. In addition, the Audit Committee charter is available in print at no charge to any shareholder who requests a copy from Wal-Mart’s Investor Relations Department by submitting a request through the Investors Web page or by writing to the Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

Wal-Mart’s management is responsible for Wal-Mart’s internal control over financial reporting, including the preparation of Wal-Mart’s consolidated financial statements. Wal-Mart’s independent accountants are responsible for auditing Wal-Mart’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for issuing a report on those financial statements and an attestation report on management’s assessment of Wal-Mart’s internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee is responsible for selecting, engaging, and overseeing Wal-Mart’s independent accountants.

As part of the oversight processes, the Audit Committee regularly meets with management of the Company, the Company’s independent accountants, and the Company’s internal auditors. The Audit Committee often meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management and the independent accountants and internal auditors for the Company. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with Wal-Mart’s management and the independent accountants Wal-Mart’s audited consolidated financial statements for fiscal 2007;

•

reviewed management’s representations that those consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of the Company;

•

discussed with the independent accountants the matters required by Statement on Auditing Standards 61, as modified or supplemented, and SEC rules, including matters related to the conduct of the audit of Wal-Mart’s consolidated financial statements;

•

received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 relating to E&Y’s independence from Wal-Mart and discussed with E&Y its independence from Wal-Mart;

•

based on the discussions with management and the independent accountants the independent accountants’ disclosures and letter to the Audit Committee, the representations of management and the report of the independent accountants, recommended to the Board that Wal-Mart’s audited annual consolidated financial statements for fiscal 2007 be included in Wal-Mart’s Annual Report on Form 10-K for fiscal 2007 for filing with the SEC;

•	reviewed all audit and non-audit services performed for Wal-Mart by E&Y and considered whether E&Y’s provision of non-audit services was compatible with maintaining its independence from Wal-Mart;

•

selected and engaged E&Y as Wal-Mart’s independent accountants to audit and report on the annual consolidated financial statements of Wal-Mart to be filed with the SEC prior to Wal-Mart’s annual shareholders’ meeting to be held in calendar year 2008;

•

monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal controls over financial reporting, and reviewed an attestation report from E&Y regarding the effectiveness of internal controls over financial reporting; and

•

received reports from management regarding the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the Statement of Ethics, all in accordance with the Audit Committee’s charter.

The Audit Committee submits this report:

James I. Cash, Jr.
Roland A. Hernandez, Chair
Christopher J. Williams

AUDIT COMMITTEE FINANCIAL EXPERT

Wal-Mart’s Board has determined that James I. Cash, Jr., Roland A. Hernandez, and Christopher J. Williams are “Audit Committee Financial Experts” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, promulgated by the SEC, and are “independent” under Section 10A(m)(3) of the Exchange Act and the requirements set forth in the NYSE Listed Company Manual.

AUDIT COMMITTEE SERVICE

Roland A. Hernandez, who is the chair of the Audit Committee, currently serves on the audit committees of three other public companies and serves as the Chairman of one such other public company’s audit committee. The Board has determined that such service does not impair the ability of Mr. Hernandez to serve effectively on the Audit Committee.

AUDIT COMMITTEE PRE-APPROVAL POLICY

To ensure the independence of the Company’s independent accountants and to comply with applicable securities laws, listing standards, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the Company’s independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by the Company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that the Company’s independent accountants may not perform any audit, audit-related, or non-audit service for the Company, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee or (2) the Company engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent accountants by applicable securities laws. The Pre-Approval Policy also provides that the corporate controller will periodically update the Audit Committee as to services provided by the independent accountants. With respect to each such service, the independent accountants provide detailed back-up documentation to the Audit Committee and the corporate controller.

Pursuant to its Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually re-assesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is re-assessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project causes the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been granted) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage the Company’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

Authority and Responsibilities. The CNGC is charged with discharging the Board’s responsibilities relating to the compensation of the Company’s directors, Executive Officers, and Associates. With respect to its compensation functions, the CNGC is responsible, pursuant to its charter, for annually:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of Wal-Mart’s President and CEO, Chairman, and any other Executive Officers who are directors; evaluating their performance in light of those goals and objectives; and, based on this evaluation, establishing their total compensation;

•	Evaluating and approving, in consultation with the President and CEO, the compensation of Executive Officers who are not directors; and

•	Reviewing the compensation of the members of the Executive Committee of the Company who are not Executive Officers.

The CNGC may delegate its functions to a subcommittee, to the extent such delegation is consistent with the NYSE Listed Company Manual and applicable laws and regulations. However, the CNGC may not delegate its authority over the evaluation and approval of Executive Officer compensation to any officers of the Company. The CNGC met seven times in fiscal 2007. Meeting agendas are determined in consultation with the chair of the CNGC.

Role of Executive Officers, Management, and Compensation Consultants.    The Company’s People Division, with the assistance of the Hay Group, the Company’s external compensation consultants, makes recommendations to the CNGC each year regarding the Company’s overall compensation strategy and the design of its short-term and long-term compensation packages. The Hay Group generally only advises the Company on compensation matters but has been and, in the future, may be engaged to assist the Company with non-compensation-related services. The Hay Group was engaged by the Company’s Vice President, Global Compensation, who manages the Company’s relationship with the Hay Group. The People Division and the Hay Group also compile information regarding market practices and competitive pay practices at other companies, as described more fully in the CD&A below. The CEO reviews these market analyses for the Named Executive Officers other than the CEO and other senior officers and participates in developing compensation recommendations for this group. The Company’s People Division presents these market analyses to the CNGC and discusses compensation alternatives for this group for the CNGC’s consideration. Consultants from the Hay Group are available to meet with and advise the CNGC independently upon the CNGC’s request. No Executive Officer participates in recommending or establishing any component of his or her pay package. In addition to advising with respect to the Company’s and the CNGC’s annual compensation decisions, the Company will from time to time retain the Hay Group to assist with various issues relating to compensation matters and plan design.

The CNGC recognizes that executive compensation consultants can play an important and valuable role in the executive compensation process. In January 2007, after careful consideration and an extensive review and interview process, the CNGC selected Watson Wyatt & Company as its independent consultant to advise the CNGC on executive compensation matters and assist it in assessing the fairness and appropriateness of Executive Officer compensation. While Watson Wyatt & Company has, from time to time, been engaged to advise the Company on various matters in the past, it is contemplated that in the future Watson Wyatt & Company will only serve as consultants to the CNGC, and will not be engaged to provide any consulting services to the Company unless such services are approved by the CNGC.

The CNGC engaged in a deliberate and lengthy process to determine and select the appropriate executive compensation consultant to advise the CNGC. The CNGC began reviewing the qualifications of potential candidates in September 2006, along with a background search for potential conflicts of interest. The chair of the CNGC met in person with certain candidates and engaged in additional telephone interviews of candidates with other CNGC members. In addition, the CNGC evaluated candidates and discussed the scope of engagement at four separate CNGC meetings during fiscal 2007, including one meeting of the CNGC in a special executive session without members of management present. The CNGC believes this deliberate and thorough course of action aided the CNGC in a robust decision making process, which will benefit the CNGC and ultimately serve the best interests of the Company and its shareholders.

The role of Watson Wyatt & Company in reviewing and establishing executive compensation will be determined by the CNGC. The CNGC expects to call on Watson Wyatt & Company when it deems it necessary or advisable to obtain the advice of an independent consultant to aid in the CNGC’s decision making. The CNGC expects to continue to value the recommendations of the Company and its compensation consultants with respect to executive compensation matters. The CNGC believes the process of using its own consultant and reviewing the opinions of the Company’s compensation consultants strikes a necessary and appropriate balance for ensuring that the CNGC maintains its focus on the primary objectives of Wal-Mart’s compensation program.

COMPENSATION COMMITTEE REPORT

The CNGC has reviewed and discussed with the Company’s management the CD&A included in this proxy statement and, based on such review and discussions, the CNGC recommended to the Board that the CD&A be included in this proxy statement.

The CNGC submits this report:

M. Michele Burns, Chair
Douglas N. Daft
Linda S. Wolf

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members who served on the CNGC at any time during fiscal 2007 were officers or Associates of the Company or were formerly officers of the Company. None of the members who served on the CNGC at any time during fiscal 2007 had any relationship with the Company requiring disclosure under the section of this proxy statement entitled “Related-Party Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s Board or the CNGC.

TRANSACTION REVIEW POLICY

The Board has adopted a written Transaction Review Policy applicable to all officers of the Company who are Executive Vice Presidents or above; to all directors and director nominees; to all shareholders beneficially owning more than five percent of the Company’s Shares; and to the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has a direct or indirect material financial interest or in which a Covered Person is an officer or holds a significant management position (each a “Covered Entity”) is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest in which the Company is a participant (each a “Covered Transaction”).

Under the policy, each Covered Person is responsible for reporting to the Company’s Chief Audit Executive any Covered Transactions for which he or she has knowledge. The Company’s Chief Audit Executive, with the assistance of other appropriate Company personnel, reviews each Covered Transaction and submits the results of such review to the Audit Committee. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:

•

The substantive terms and negotiation of the transaction are fair to the Company and its shareholders and the substantive terms are no less favorable to the Company and its shareholders than those in similar transactions negotiated at an arm’s length basis; and

•	If the Covered Person is a director or officer of the Company, he or she has otherwise complied with the terms of the Company’s Statement of Ethics as it applies to the transaction.

In addition, on an annual basis and as requested, the Chief Audit Executive provides a summary of all reported Covered Transactions to the Audit Committee.

The Audit Committee may also ratify a Covered Transaction if prior approval and review is not sought if the Audit Committee determines that the transaction meets the criteria above and the failure to obtain pre-approval was unintentional, inadvertent, or due to a lack of knowledge.

The following categories of transactions are exempt from review and approval under the policy:

•	Transactions that involve a monetary value of less than $120,000;

•	Transactions that result from a competitive bid process;

•	Ordinary banking transactions; and

•	Any series of substantially similar transactions after the Audit Committee has reviewed and approved a single transaction of that type as meeting the requirements of the policy.

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

You may review Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web page. Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers supplements the Statement of Ethics, which is applicable to all directors, Executive Officers, and Associates and is available on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web page. A description of any substantive amendment or waiver of Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers or the Statement of Ethics will be disclosed on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web page for a period of 12 months after the amendment or waiver. Copies of Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers and of the Statement of Ethics are also available in print at no charge to any shareholder who requests a copy from the Wal-Mart Investor Relations Department by submitting a request through the Investors Web page or by writing to the Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS’ MEETINGS

The Board has adopted a policy stating that all directors are expected to attend annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board strongly encourages all directors to make attendance at all annual shareholders’ meetings a priority. All directors nominated by the Board for election to the Board in 2006 attended the 2006 Annual Shareholders’ Meeting. In addition, all directors who did not stand for re-election in 2006, with the exception of John D. Opie, attended the 2006 Annual Shareholders’ Meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

If you want to present a proposal for possible inclusion in the Company’s 2008 proxy statement pursuant to the SEC’s rules, send the proposal to Jeffrey J. Gearhart, Vice President and General Counsel, Corporate Division, and Assistant Secretary, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, by registered, certified, or express mail. Shareholder proposals must be received on or before December 21, 2007.

Shareholders who want to bring business before the 2008 Annual Shareholders’ Meeting other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with shareholder proposals. The notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 75 nor more than 100 days prior to the date of the 2008 Annual Shareholders’ Meeting, unless less than 85 days’ notice or public disclosure of that date is given or made, in which case the shareholder’s notice must be received by the close of business on the tenth day after the notice or public disclosure of the date of the 2008 Annual Shareholders’ Meeting is made or given. The requirements for such notice are set forth in the Bylaws, a copy of which can be found in the Corporate Governance section of the Investors Web page of Wal-Mart’s corporate Web site at www.walmartstores.com. In addition, the Bylaws were filed as an exhibit to the Current Report on Form 8-K of the Company dated September 25, 2006.

OTHER MATTERS

The Company is not aware of any matters that will be considered at the 2007 Annual Shareholders’ Meeting other than the matters described herein. If any other matters are properly brought before the 2007 Annual Shareholders’ Meeting, the proxy holders will vote the Shares as to which they hold proxies at their discretion.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This CD&A describes the key principles and factors underlying the Company’s executive compensation policies for Named Executive Officers. By means of this CD&A, the Company intends to provide shareholders with insight into the CNGC’s decision making process for determining Named Executive Officer compensation. The CNGC meets several times during the course of a fiscal year, including during quarterly Board meetings and between those meetings, in order to review issues with respect to executive compensation matters. Furthermore, the CNGC has retained Watson Wyatt & Company as its independent executive compensation consultants. The process has produced effective executive compensation opportunities, which the CNGC believes reward, retain, and motivate Executive Officers, while keeping with the Company’s compensation philosophy.

In designing Named Executive Officer compensation programs, the Company places a heavy emphasis on performance, and consequently a substantial majority of each Named Executive Officer’s total annual pay opportunity is “at-risk” and tied to the Company’s annual and long-term financial performance, as well as to the enhancement of shareholder value. Generally, the only portion of compensation that, for purposes of the CNGC’s review, is not performance-based is base salary, which is generally less than 15 percent of total direct compensation (defined below). The performance-based components of Named Executive Officer compensation include: (1) annual cash incentives under the Management Incentive Plan (with a one-year performance period), and (2) performance shares (for the performance shares that did not vest in fiscal 2007, a two-year performance period). In addition, the Named Executive Officers receive stock options, which only have value if the price of the Shares increases after the date of grant. From time to time, the CNGC will make grants of restricted stock for retention purposes. The Company does not have any pension or similar defined benefit plans in which the Named Executive Officers participate.

The Company’s compensation programs are generally designed to provide the Named Executive Officers the opportunity to receive total direct compensation (defined below) at or above the 75th percentile of two of the Company’s peer groups, and above the median of the Company’s third peer group. To realize this maximum opportunity, however, the Company must perform at a superior level in reference to performance measures approved by the CNGC, and the price of the Shares must increase.

During fiscal 2007, the Company had strong financial performance with respect to gross revenues, return on investment, and pre-tax profit. However, the CNGC determined that the compensation realized as a result of that performance by certain Executive Officers during fiscal 2007 was not competitive compared to the Company’s peer groups, and realized compensation only ranged from approximately 40 percent to 60 percent of the Named Executive Officers’ 2007 total direct compensation (defined below), as reviewed by the CNGC. These factors were taken into consideration in establishing the prospective compensation opportunities for the Named Executive Officers, as described in more detail below.

Compensation Philosophy

As the world’s largest retailer with over 1.9 million Associates worldwide, the Company’s compensation plans and practices must be tailored to attract and motivate Associates in a wide variety of positions and geographical areas. In addition, the Company believes that its global operations and status as the largest private employer in the U.S. present unique challenges from a management perspective, and the CNGC considers these challenges and responsibilities when reviewing and approving the Company’s compensation structure for the Named Executive Officers and other Executive Officers.

The CNGC is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s Non-Management Directors and Executive Officers. The CNGC reviews and approves the compensation of the Named Executive Officers to ensure that they are compensated in a manner consistent with the Company’s compensation philosophy, policies, and objectives. The primary objectives of the Company’s compensation program are to:

•	Provide fair, competitive compensation to the Named Executive Officers and other Associates based on their performance and contributions to the Company;

•	Attract the talent necessary to achieve the Company’s business objectives;

•	Retain the Named Executive Officers and other Associates by instilling a long-term commitment to the Company and its shareholders;

•	Develop a sense of Company ownership and align the interests of the Named Executive Officers and other Associates with shareholder interests; and

•	Provide opportunities for greater financial rewards to those Named Executive Officers and Associates who perform and assume broader job responsibilities.

To achieve these objectives, the Company’s compensation program is designed to provide greater rewards and opportunities for advancement to Named Executive Officers and Associates who:

•	Assume, and succeed in, positions having a greater level of responsibility and, therefore, have the likelihood of greater impact on the overall performance of the Company; and

•	Demonstrate innovation and continuous improvement in their areas of responsibility.

As a result, the Company’s compensation program for Named Executive Officers places less emphasis on base salary and employee benefits and more emphasis on annual performance-based incentive payments and equity-based compensation. The Company designs compensation so that a substantial majority of the Named Executive Officers’ overall compensation is “at risk” and tied to the Company’s financial performance and Share price. In addition, the CNGC may, from time to time, grant performance and non-performance-based equity awards to promote retention of the Named Executive Officers, as well as other Executive Officers.

Components of Executive Compensation

To achieve the objectives described above, the CNGC has structured the Company’s executive compensation programs to emphasize annual and long-term incentive-based compensation. The compensation of each Named Executive Officer consists of three main components, which the CNGC reviews and determines annually:

•	Base salary,

•	Annual cash incentive payments, and

•	Equity-based compensation.

In addition, the Named Executive Officers receive benefits generally available to Associates, such as participation in the Profit Sharing/401(k) Plan and the Stock Purchase Plan. Named Executive Officers may participate in the Company’s Deferred Compensation Plan (available to all of the Company’s officers) and the SERP (a non-qualified, non-defined benefit plan available to all Associates to the extent that amounts that ordinarily would be contributed by the Company under the Profit Sharing/401(k) Plan are subject to the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code). The Named Executive Officers also receive certain perquisites and supplemental benefits. Each of the components of the Named Executive Officers’ compensation is discussed in greater detail below.

Determination of Overall Compensation.    In setting compensation for Named Executive Officers, the Company first establishes total direct compensation (“TDC”) for each Named Executive Officer and for Associates holding other key positions for the fiscal year. TDC includes base salary, annual maximum incentive payment opportunity, and the grant date value of equity awards. In setting TDC targets for each position, the CNGC considers the following factors: (i) the total compensation (consisting of salary, annual incentive payments, and equity compensation) provided to individuals in comparable positions at companies in select peer groups of companies, (ii) the individual performance of the Named Executive Officer, and (iii) the Company’s performance. In determining target TDC levels, the CNGC considers these factors as a whole and generally does not attempt to quantify or otherwise assign relative weights to any one of these factors. In addition, the CNGC may, from time to time, provide performance and non-performance-based equity grants for retention purposes that are not taken into consideration when setting TDC targets for Named Executive Officers.

As part of its process when setting target TDC levels, the CNGC reviews the compensation paid by a peer group of companies. In reviewing peer group compensation information and practices, the CNGC reviews data compiled and prepared by the Hay Group, the Company’s outside compensation consultants. The Company’s CEO also reviews these peer group comparisons for Named Executive Officers other than the CEO and works with the Company’s People Division to develop recommendations regarding TDC and elements of compensation for this group.

Because of the Company’s unique position as the world’s largest retailer, the CNGC believes that multiple peer group references are necessary to adequately benchmark appropriate compensation levels. During fiscal 2007 and in prior years, the CNGC has primarily used two peer groups—the Retail Industry Survey and the Top 50—in determining market competitiveness of compensation paid to Named Executive Officers.

The Retail Industry Survey, which is periodically reviewed and updated, currently comprises 25 retailers and is updated periodically to consist of all publicly traded U.S. retail companies with annual revenues exceeding approximately $9 billion. The

Retail Industry Survey provides the CNGC with a comparison to the Company’s key competitors. The companies currently included in the Retail Industry Survey are:

Albertson’s, Inc.	Kohl’s Corporation	Safeway Inc.
Best Buy Co., Inc.	The Kroger Co.	Sears Holdings Corporation
Circuit City Stores, Inc.	Limited Brands, Inc.	Staples, Inc.
Costco Wholesale Corporation	Lowe’s Companies, Inc.	Supervalu Inc.
CVS Corporation	Office Depot, Inc.	Target Corporation
Federated Department Stores, Inc.	OfficeMax Incorporated	The TJX Companies, Inc.
The Gap, Inc.	Publix Super Markets, Inc.	Toys “R” Us, Inc.
The Home Depot, Inc.	Rite Aid Corporation	Walgreen Co.
J. C. Penney Company, Inc.

In fiscal 2007, the Company had annual revenues approximately fifteen times greater and market capitalization approximately ten times greater than the annual revenues and market capitalization of the Retail Industry Survey at the median. To take into account the Company’s size in relation to other retailers, the CNGC also reviews the pay practices of the Top 50, the fifty largest U.S.-based public companies in terms of market capitalization at the time of the review. This group provides a reference to companies that are closer to the Company in terms of revenue and market capitalization and that are likely to have broad and often global business operations similar to the Company. Nevertheless, for fiscal 2007, the Company’s revenues exceeded those of all but one of the companies in the Top 50, and the Company’s market capitalization placed it at approximately the 86th percentile of the Top 50.

Beginning in January 2007, when determining fiscal 2008 compensation, the Company also benchmarked the compensation of the Named Executive Officers against the Select Fortune 100 Survey. The Select Fortune 100 Survey is a select group of 37 publicly traded companies included in the Fortune 100. The Hay Group assisted in selecting the companies comprising the Select Fortune 100 Survey, which were identified as having certain characteristics, such as business model, size, or global reach, that are comparable to the Company. The companies currently included in the Select Fortune 100 Survey are:

3M Company	General Electric Company	News Corporation
Abbot Laboratories	Hewlett-Packard Company	Novartis AG
Altria Group, Inc.	International Business Machines Corp.	PepsiCo, Inc.
Amgen Inc.	Johnson & Johnson	Pfizer Inc.
Anheuser-Busch Companies, Inc.	Johnson Controls, Inc.	The Procter & Gamble Company
Apple Inc.	Kimberly-Clark Corporation	Sprint Nextel Corporation
AT&T Corp.	Kraft Foods Inc.	Time Warner Inc.
Bristol-Myers Squibb Company	Eli Lilly and Company	Tyco International Ltd.
The Coca-Cola Company	McDonald’s Corporation	United Parcel Service, Inc.
Colgate-Palmolive Company	Merck & Co., Inc.	Verizon Communications Inc.
Dell Inc.	Microsoft Corporation	The Walt Disney Company
Emerson Electric Co.	Motorola, Inc.	Wyeth
FedEx Corporation

Finally, the Committee also reviews information from the Hay Group Retail Industry Total Remuneration Survey to provide market data by job title and responsibility level. When performing benchmarking, the CNGC does not attempt to quantify or otherwise assign any specific relative weights to any of the various peer groups, but rather considers them as a whole.

The Company generally benchmarks Executive Officer TDC against peers primarily by reference to the maximum compensation that may be realized if maximum performance targets are achieved. If the Company achieves maximum performance goals, the TDC approved by the CNGC would generally place the TDC of the Named Executive Officers in the top quartile of comparable total compensation for comparable positions in the Retail Industry Survey and Select Fortune 100 Survey, and the TDC would range from the median to the top quartile for the Top 50. If maximum performance targets are not achieved, the Named Executive Officers will generally realize compensation placing them at a lower percentile of each of the Company’s peer groups. When determining TDC and benchmarking Named Executive Officer compensation against the Company’s various peer groups, the CNGC generally does not take into account special time-based or performance-based restricted equity awards made primarily for retention purposes.

In addition to benchmarking Named Executive Officer TDC against various peer groups, the CNGC also compared the aggregate TDC of the Named Executive Officers, as a percentage of the Company’s net income and operating income, to the aggregate total compensation of the named executive officers of the companies in the three peer groups as a percentage of the net income and of the operating income of those companies. The information on the peer groups was provided to the Company by the Hay Group, which was compiled based on information from third-party providers, and is historical financial and compensation information but was generally the most recently available data for all the companies in the three peer groups at the time the Hay Group compiled the data. Nonetheless, the CNGC believes these comparisons are useful because they illustrate the size and scope of the Company in relation to the various peer groups. The Company’s aggregate Named Executive Officer TDC for fiscal 2006 and fiscal 2007, both as a percentage of operating income and as a percentage of net income, was in the bottom quartile or bottom half of each of the Company’s three peer groups, as shown in the following charts1:

Retail Industry Survey:

Top 50:

Select Fortune 100:

(1)	“P25,” “P50,” and “P75” represent the various quartiles for purposes of comparison to the peer groups. That is, “P25” is the bottom quartile, while “P75” is the top quartile.

Named Executive Officer Realized Compensation.    When establishing executive compensation for fiscal 2008, the CNGC considered the realized or realizable compensation of the Named Executive Officers in fiscal 2007. By reviewing realized or realizable compensation, the CNGC has a better perspective from which to compare executive compensation to the Company’s performance. In determining realized compensation for fiscal 2007, the CNGC reviewed and evaluated the total of:

•	salary;

•	cash incentive payments under the Management Incentive Plan;

•	the value of restricted stock that vested in that fiscal year (based on the stock price as of the date of vesting, whether or not deferred);

•

the value of stock options vested during that fiscal year (determined based on the aggregate difference between the stock price as of the date of vesting and the exercise price of the stock options vesting);

•	the value of any performance-based shares that were paid out (based on the stock price as of the date of processing the payout); and

•	other various compensation components, such as the value of perquisites and Company contributions and payments under the Company’s compensation plans.

During fiscal 2007, the Company performed well financially, with respect to gross revenues, return on investment, and pre-tax profit. Despite that performance, the compensation actually realized by the Company’s Named Executive Officers during fiscal 2007 ranged from approximately 40 percent to 60 percent of the Named Executive Officers’ 2007 TDC, as reviewed by the CNGC. These factors were taken into consideration in establishing the prospective compensation opportunities for the Named Executive Officers.

Compensation Mix

The CNGC seeks, through a combination of annual incentive payments and equity awards, to align strategically the compensation of Named Executive Officers and other management-level Associates with the Company’s overall short-term and long-term objectives and with the interests of the Company’s shareholders. The portion of TDC allocated among base salary, annual incentive pay, and equity-based compensation is dependent primarily on position and job responsibilities. For Named Executive Officers, TDC is generally comprised primarily of “at risk” annual incentives and equity compensation. Generally, the Company’s compensation benchmarking for Named Executive Officers is primarily performed by reference to TDC rather than by reference to any individual pay component.

The CNGC seeks to motivate the Named Executive Officers and reward them through cash incentive payments and other various forms of compensation, many of which are payable or have value only if the Company achieves certain goals based on specified performance measures. For example, the following incentive awards and equity instruments are currently designed primarily to motivate and reward the accomplishment of the following objectives:

•	Cash payments under the Management Incentive Plan: Achievement by the Company and/or its principal operating divisions of pre-tax profit and diversity goals.

•	Stock options: Long-term appreciation of the value of the Company’s Shares.

•	Performance shares: Achievement by the Company of goals based on return on capital investment and revenue growth.

•	Restricted stock: Generally granted for retention purposes to reward continued service to the Company and long-term appreciation of the value of the Company’s Shares or to attract talent.

Base Salary.    Base salary is intended to provide a competitive level of current cash compensation linked to individual job responsibilities and job performance. In determining the base salaries of the Named Executive Officers, the CNGC considers the Company’s performance in the prior fiscal year, as well as a subjective evaluation of each Named Executive Officer’s contribution to such performance. In evaluating the Company’s financial performance for the purpose of establishing base salaries, the CNGC focuses primarily on the Company’s net income, total sales, comparable store sales, return on shareholder equity, and other factors. The CNGC also considers non-financial performance criteria, including diversity performance and operating performance in accordance with the Company’s business and ethical standards.

Consistent with the Company’s philosophy of placing a significant majority of Named Executive Officer compensation at risk, Named Executive Officer base salaries typically benchmark at a lower percentile of the Company’s peer groups than the percentile of Named Executive Officer TDC relative to the same peer groups. In order to emphasize the Company’s performance goals, base salaries for Named Executive Officers generally are set at less than 15 percent of TDC, leaving the substantial portion of Named Executive Officer TDC “at risk” and subject to the satisfaction of performance measures.

Annual Cash Incentive Payments.    Under the Management Incentive Plan, all officers, including Named Executive Officers, and certain other management Associates are eligible to earn annual cash incentive payments. The payment of these annual incentive payments depends upon the achievement of specified, pre-established performance goals. The CNGC generally establishes the performance goals each fiscal year for the entire Company and for each of the Company’s operating divisions (i.e., the Wal-Mart Stores Division, the Sam’s Club Division, and the International Division). For Named Executive Officers, the performance goals are established by the CNGC within 90 days after the beginning of the fiscal year in accordance with Section 162(m) of the Internal Revenue Code. While the CNGC’s practice is generally to set performance goals for all eligible Associates within this time period, the CNGC has the authority under the Management Incentive Plan to set, or to delegate the establishment of, performance goals for Associates who are not covered employees under Section 162(m), such as Associates in international operating entities or certain other operating entities. For certain Named Executive Officers with primary responsibility for one of the Company’s operating divisions, annual incentive payments are based equally on overall Company performance and on performance of the applicable division.

On March 1, 2006, the CNGC established threshold and maximum pre-tax profit performance goals for Associates whose Management Incentive Plan payouts are tied to the entire Company’s performance and for Associates whose Management Incentive Plan payouts are tied to each of the Company’s principal operating divisions. Subject to certain adjustments required by the Management Incentive Plan, as described below, or authorized by the CNGC at the time that performance goals are established, if the threshold performance goals for the total Company are not achieved, no incentive payment is made to any participant in the Management Incentive Plan. That is, if the total Company does not meet threshold performance goals, no Named Executive Officer or management-level Associate whose performance targets are based on a combination of total Company performance and operating division performance will receive any incentive payment under the Management Incentive Plan. For fiscal 2007, the Named Executive Officers’ incentive payments were based on the Company (and, where applicable, the Company’s operating division) achieving pre-established pre-tax profit goals (defined as income from continuing operations before income taxes and minority interest) and pre-established diversity goals. The pre-tax profit threshold and maximum performance goals for the Management Incentive Plan in fiscal 2007, after adjustment to exclude the effects of the Company’s discontinued operations in Germany and South Korea, were as follows:

Business Division	Pre-Tax Profit Goals (% increase over fiscal 2006)
	Threshold	Maximum
Wal-Mart Stores	4.0%	17.0%

Sam’s Club	4.0%	10.7%

International	3.0%	12.0%

Total Company	3.9%	10.4%

Pursuant to the terms of the Management Incentive Plan, in connection with its certification of performance results for fiscal 2007, certain positive and negative adjustments required under the Management Incentive Plan were made to the pre-tax profit results for fiscal 2007 for the Company and its divisions to account for extraordinary events or other situations so that results are computed on a comparable basis for each performance period. In addition to the adjustments to the performance goal targets made to reflect discontinued operations described above, the adjustments to pre-tax profits for these purposes included a reduction in pre-tax profit related to the effect of currency exchange rates; adjustments related to the impact of Company Share repurchases on interest expense; and certain accounting related adjustments necessary to achieve a like-for-like comparison. The CNGC also retains the right to reduce, eliminate, or increase any incentive payment for any individual or group, except that the amount of any incentive payment to a Named Executive Officer may not be increased.

These performance goals are then tied to incentive payout levels as a percentage of base salary depending on the participant’s position, with higher management-level participants having an incentive payout level based on a higher percentage of base salary than lower management-level participants. The incentive payments of higher management-level participants are generally set at higher percentages of base salary in order to increase the percentage of TDC that is “at risk” for such participants. For Executive Officers for fiscal 2007, incentive payout levels ranged, depending on position, from a minimum of 54.5 percent of base salary at the threshold to a maximum of 400 percent of base salary upon maximum performance goals being achieved. For Named Executive Officers, the threshold and maximum incentive payout levels for fiscal 2007 were as follows:

	Fiscal 2007 Incentive Payment— Percent of Base Salary			Fiscal 2007 Incentive Payment Weightings by Company and Divisional Performance
Named Executive Officer	Plan Threshold	Actual Payout	Plan Maximum	Total Company	Wal-Mart Stores	Sam’s Club	International
H. Lee Scott, Jr.	145.4%	329.7%	400%	100%

Thomas M. Schoewe	72.7%	164.8%	200%	100%

John B. Menzer	89.8%	243.6%	300%	50%	50%

Michael T. Duke	93.5%	273.6%	300%	50%			50%

Eduardo Castro-Wright	59.9%	162.4%	200%	50%	50%

During fiscal 2007, improvement in pre-tax profits for the total Company and for each of the operating divisions exceeded the threshold but did not meet the maximum target pre-tax profits established by the CNGC. Accordingly, each Associate whose annual incentive payment was tied to total Company performance received 82.42 percent of his or her maximum payout. With respect to the Company’s divisions, Associates whose annual incentive payment was tied to the performance of the Wal-Mart Stores Division received 81.19 percent of the maximum payout. Associates whose annual incentive payment was tied to the performance of the Sam’s Club Division received 77.53 percent of the maximum payout. Associates whose annual incentive payment was tied to the performance of the International Division received 91.21 percent of the maximum payout.

Since fiscal 2001, the total Company has met threshold performance goals under the Management Incentive Plan each year and has achieved the maximum performance goals twice. During that time, Associates whose award is based on total Company performance have received an average incentive payment of approximately 85.5 percent of the maximum payout. Since fiscal 2001, the Wal-Mart Stores Division, Sam’s Club Division, and International Division each met threshold performance goals each year and achieved the maximum performance goals once, once, and twice, respectively. During that time, Associates in the Wal-Mart Stores Division, Sam’s Club Division, and International Division have received an average annual incentive payment of approximately 77.0 percent, 78.0 percent, and 87.0 percent of the maximum payout, respectively. Generally, the Company seeks each year, based on the information known at the time the goals are established, to set the threshold and maximum performance goals under the Management Incentive Plan such that the relative difficulty of achieving the threshold and maximum performance goals is consistent from year to year.

The CNGC established threshold and maximum incentive payment levels for Named Executive Officers for fiscal 2008, as follows:

	Fiscal 2008 Incentive Payment— Percent of Base Salary				Fiscal 2008 Incentive Payment Weightings by Company and Divisional Performance
	Threshold		Maximum
Named Executive Officer	Executive Target	Plan Opportunity	Executive Target	Plan Opportunity	Total Company	Wal-Mart Stores	Sam’s Club	International

H. Lee Scott, Jr.	120%	240%	400%	800%	100%

Thomas M. Schoewe	60%	120%	200%	400%	100%

John B. Menzer	90%	180%	300%	600%	100%

Michael T. Duke	93.9%	187.8%	300%	600%	50%			50%

Eduardo Castro-Wright	75%	150%	250%	500%	50%	50%

The CNGC determined that the total compensation realized by certain Executive Officers during fiscal 2007 was not competitive compared to the Company’s peer groups and was not reflective of the Company’s strong operating performance for fiscal 2007. After several meetings and an analysis of various alternatives, including a comprehensive review of the realized compensation by certain Executive Officers, the CNGC decided that the best vehicle to reward, retain, and motivate these officers, while keeping with the Company’s philosophy that a substantial majority of executive compensation should be “at risk,” was through a potential incentive payment under the Management Incentive Plan.

Therefore, the CNGC approved a range of threshold and maximum payout opportunities under the Management Incentive Plan that would, in essence, double the compensation opportunity for these officers for fiscal 2008. The purpose of this increase was to afford the CNGC the flexibility to provide certain Executives Officers with an increased compensation opportunity in the event the CNGC determines that such additional compensation is warranted or is necessary to deliver a competitive compensation package based on performance.

However, it is the CNGC’s intention that only a high level of performance by the individual officer and the Company will allow an officer to realize the increased compensation opportunity. Consequently, when determining the fiscal 2008 payout, the CNGC will first focus on “executive targets” for each officer, which are one-half of the threshold and maximum incentive payment opportunities under the Management Incentive Plan. For example, if the Company meets the minimum pre-tax profit improvement performance target, the CNGC will begin its review of an incentive payment to Eduardo Castro-Wright at his threshold executive target of 75 percent of base salary and could increase the incentive payment up to the plan opportunity of 150 percent only if it believes that Mr. Castro-Wright’s performance and the Company’s operational performance entitle him to an increased payout. Similarly, if the Company meets or exceeds the maximum pre-tax profit improvement performance target, the CNGC will begin its review of an incentive payment to Mr. Castro-Wright at his maximum executive target of 250 percent of his base salary and could increase the incentive payment up to the maximum plan opportunity of 500 percent, but again, the increase would occur only if the CNGC believes that Mr. Castro-Wright’s performance and the Company’s operational performance entitle him to an increased payout.

The CNGC believes that this discretion provides it a tool to reward officers for superior performance that is not simply tied to one measure of performance (i.e., pre-tax profit improvement). Because the CNGC is exercising negative discretion with respect to the incentive payment for fiscal 2008, the CNGC believes that the amounts paid to the Named Executive Officers under the Management Incentive Plan will meet the deductibility requirements under Internal Revenue Code 162(m).

As noted above, the performance goals for the fiscal 2008 incentive payment under the Management Incentive Plan are tied to increases in pre-tax profit improvement and to diversity goals. The Company currently expects that the threshold pre-tax profit goals for the Company and each of its business divisions for fiscal 2008 will be achieved. The Company believes that the maximum goals are achievable, but will require a high level of performance by the Company and each of its divisions.

Beginning in fiscal 2005, the CNGC established objective diversity initiatives as an additional performance measure under the Management Incentive Plan for the Named Executive Officers, as well as other officers and certain other managerial Associates. Fostering diversity in the workplace is and has been a responsibility of Wal-Mart’s officers, and the diversity initiatives are intended to ensure that Wal-Mart’s officers and certain managers are held accountable for helping to achieve the Company’s diversity objectives. Under the diversity goals established for fiscal 2005, an officer’s annual incentive payment could have been reduced by up to 7.5 percent if he or she did not achieve his or her diversity initiatives for fiscal 2005. The CNGC increased the potential reduction under the diversity goals to 15 percent for fiscal 2006. The potential reduction was again set at 15 percent for fiscal 2007 and for fiscal 2008.

The diversity goals program established for fiscal 2007, and continued for fiscal 2008, consists of two components: placement goals and good faith efforts goals. The diversity goals program also includes a year-end review process where Associates who are subject to the diversity goals program may provide additional diversity-related information for the Company’s Office of Diversity to evaluate in making a final determination of whether the Associate achieved his or her assigned goals. No Named Executive Officer’s incentive payment was reduced because of the diversity goals in fiscal 2007. Based on the Company’s commitment to diversity and the Office of Diversity’s attention to and concern with the expectations of the diversity goals, the Company currently expects that the Named Executive Officers will meet their diversity goals requirements for fiscal 2008.

For Named Executive Officers, potential incentive payments under the Management Incentive Plan generally constitute a smaller portion of TDC than does equity-based compensation.

Equity-Based Compensation.    The Company’s equity award program seeks to align compensation with the interests of the Company’s shareholders. Through equity awards that vest based on continued employment with the Company over a period of time, the Company seeks to motivate performance that results in an appreciation in the value of the Company’s Shares and to encourage long-term service to the Company. Through equity awards that vest based on the achievement of certain performance goals by the Company, the Company seeks to retain talent and achieve key long-term financial objectives, such as revenue growth and return on investment.

The Company’s 2005 Stock Incentive Plan, approved by the Company’s shareholders at the 2005 Annual Shareholders’ Meeting, is the equity incentive plan for eligible Associates. Under the 2005 Stock Incentive Plan, the CNGC is authorized to grant to Executive Officers and the SOC is authorized to grant to other eligible Associates a wide range of equity-based incentives, including stock options, restricted stock, restricted stock rights, stock appreciation rights, and performance shares. During recent years, the CNGC and SOC have primarily granted stock options, restricted stock, performance-based restricted stock, restricted stock rights, and performance shares.

As described below under “Equity Grant Practices,” historically, the CNGC has met in January of each year to establish base salary, perquisites, and make annual grants of stock options and other equity awards to the Executive Officers for the upcoming fiscal year beginning February 1. As a result of the timing of these annual compensation decisions, stock option awards and other annual equity awards relating to fiscal 2008 appear on the executive compensation tables in this proxy as compensation granted in fiscal 2007.

Stock Options.    Stock options have historically been an important element of the Company’s efforts to align compensation with the interests of the Company’s shareholders by motivating performance that results in the long-term appreciation of the Company’s Shares.

On January 5, 2006, in connection with approving Named Executive Officer compensation for fiscal 2007, the CNGC granted options to the Named Executive Officers with an exercise price of $45.69 per Share, equal to the closing price of the Shares on the date of grant. During fiscal 2007, in connection with approving Named Executive Officer compensation for fiscal 2008, the CNGC granted stock options to the Named Executive Officers on January 22, 2007, with an exercise price of $47.96 per Share, equal to the closing price of the Shares on the date of grant. Those stock options constitute a part of the fiscal 2008 compensation of the Named Executive Officers receiving such grants. Generally, a Named Executive Officer receiving stock options may not exercise them until they vest. The stock options granted in January 2006 and January 2007 will vest in five equal annual installments on the anniversary date of the grant so long as the Named Executive Officer remains employed by the Company on that anniversary date, although the stock options may vest otherwise in certain circumstances, such as upon the death of the Named Executive Officer.

Performance Shares.    Beginning in January 2005, the Company instituted a program of granting performance shares to the Company’s officers in lieu of annual grants of restricted stock or other forms of equity awards. Performance shares provide the right to receive a certain number of Shares (or, upon election, any or all of the payout in cash determined based on the closing price of Shares on the date the payout is administratively processed) upon satisfaction of performance goals specified by the CNGC, which are based upon the performance measures described below.

Performance shares were granted in 2005 for three performance cycles, ending January 31, 2006; January 31, 2007; and January 31, 2008, respectively. The purpose of the three grants of performance shares in 2005 was to phase-in the performance share program so that future performance share awards could be based on three-year cycles, which will result in an award potentially vesting in each year. In January 2006, the CNGC and the SOC granted performance shares for the three-year performance cycle ending January 31, 2009.

For each of the performance cycles ending January 31, 2009, or earlier, the number of performance shares that may ultimately vest will depend on the Company’s performance against two separate pre-established performance measures: average return on investment and average revenue growth over the relevant performance cycle. If the Company meets each of the threshold performance goals, up to 100 percent of the performance shares will vest. If the Company exceeds each of the target performance goals, up to a maximum of 150 percent of the performance shares may vest. If the Company does not meet one or both the threshold performance goals, no performance shares will vest. The CNGC or SOC, as applicable, must certify that the performance goals were attained prior to the vesting of any performance shares. Prior to vesting, recipients of grants of performance shares generally have no rights of a shareholder (including voting rights or dividend rights) until all vesting requirements have been satisfied and the performance shares have been paid out in Shares.

For the performance cycle ended January 31, 2007, the CNGC established threshold, target, and maximum average revenue growth and average return on investment goals applicable to the Named Executive Officers as follows:

Performance Period		Performance Goals (% of Performance Shares Vesting)
	Performance Measure	Threshold (50%)	Target (100%)	Maximum (150%)
February 1, 2005- January 31, 2007	Average Revenue Growth	9.0%	11.0%	13.0%
	Average Return on Investment	22.0%	23.0%	24.0%

While the Company achieved the threshold average return on investment goal for the performance cycle ended January 31, 2007, the Company did not satisfy the threshold average revenue growth goal applicable to Named Executive Officers and certain other Executive Officers. While the Company’s average revenue growth during the two-year period ended January 31, 2007 was greater than the threshold, after adjustments, the Company’s average revenue growth during this period was 8.53 percent, below the 9 percent threshold.

The same positive and negative adjustments were made to the average return on investment performance target over the relevant performance period as were made to the pre-tax profit performance targets and results described in the “Annual Cash Incentive Payment” section above. For purposes of the performance cycle ended January 31, 2007, return on investment was defined as adjusted operating income from continuing operations divided by total invested capital. Adjusted operating income from continuing operations, for this purpose, was defined as income from continuing operations before income taxes, minority interest, depreciation and amortization expense, stock option expense, rent expense, and interest expense. Total invested capital, for this purpose, was defined as total assets, less cash and equivalents, plus accumulated depreciation and amortization and eight times operating lease rents, and less non-interest bearing current liabilities. This return on investment measure also excludes the impact of currency exchange rate fluctuations and the impact of the Company’s acquisitions of The Seiyu, Ltd., Central American Retail Holding Company N.V. (now known as Wal-Mart Central America), and Sonae Distribuição Brasil S.A. The return on investment measure used for purposes of this performance cycle differs from the return on investment measure currently used by the Company for external financial reporting purposes. Beginning with the performance cycle ending January 31, 2010, the return on investment measure used for purposes of the performance share goals will generally match that used for external reporting purposes.

In addition, the average revenue growth performance results were adjusted to exclude the effects of the discontinued operations in South Korea and Germany as well as the revenues from the acquisitions in Japan, South America, Central America, and certain units in the United Kingdom. These adjustments contributed in part to the Company not meeting the average revenue growth performance goal. Therefore, in March 2007, the CNGC determined that no performance shares relating to the performance cycle ended January 31, 2007 would payout to the Named Executive Officers and certain other Executive Officers.

The CNGC generally seeks, based on the information known at the time goals are established, to set the threshold and maximum average revenue growth and average return on investment performance goals applicable to performance shares such that the relative difficulty of achieving the threshold and maximum performance goals is consistent from year to year. Although the Company exceeded the performance threshold that is tied to average return on investment, the average revenue growth threshold was established on information and assumptions available in the first quarter of fiscal 2006. In addition, as described in the preceding paragraph, the 2005 Stock Incentive Plan requires adjustments to the performance targets or results for the Company and its divisions to account for extraordinary events or other situations so that results are computed on a comparable basis for each performance period in the same manner as the Management Incentive Plan. These adjustments contributed in part to the Company not meeting the average revenue growth performance goal.

With respect to the performance goals established for the performance share performance cycle ending on January 31, 2008, the Company currently expects that it will meet the threshold average return on investment performance goal but is not likely to meet the threshold three-year average revenue growth performance goal for the same reasons as described above. With respect to the average revenue growth and average return on investment performance targets for the performance share performance cycle ending on January 31, 2009, the Company currently believes that it will meet the threshold performance goals, but it is unlikely that maximum payout of performance shares will occur without extraordinary performance over the remaining two fiscal years of this performance cycle.

In January 2007, the CNGC granted performance shares for the three-year performance cycle ending January 31, 2010. With respect to these performance shares, the CNGC again established threshold, target, and maximum average revenue growth and average return on investment goals applicable to the Named Executive Officers. However, for these performance shares, the CNGC weighted the performance goals 40 percent with respect to the average revenue growth goals and 60 percent with respect to the average return on investment goals. Additionally, with respect to these performance shares, the CNGC determined that if the threshold performance goal for one but not both of the performance measures is satisfied, then a portion of the performance shares in proportion to the weighting of the performance goal that was satisfied may still vest. The Company currently believes that it will meet the threshold performance goals with respect to this performance cycle, but that maximum payout of these performance shares would require extraordinary performance.

Consistent with its performance-based compensation philosophy, during recent years, the CNGC has generally determined to assign a larger portion of TDC for Named Executive Officers to performance share awards than to stock options. For example, during fiscal 2007, for Named Executive Officers who served in their positions for the entire fiscal year, stock options represented a percentage of TDC ranging from approximately 20 percent to approximately 25 percent. During this same period and for these same Named Executive Officers, performance shares represented a percentage of TDC ranging from approximately 40 percent to approximately 50 percent.

Retention Grants of Restricted Stock and Performance-Based Restricted Stock.    Historically, the Company has granted restricted stock with time-based vesting schedules as a part of its equity-based compensation paid to Executive Officers. Time-vested restricted shares are granted to encourage executive retention and are also used to support the recruitment of executives, while performance-based restricted shares are granted primarily for retention purposes. During fiscal 2007, the CNGC did not grant any restricted stock, with or without performance-based requirements, to any Named Executive Officers. During fiscal 2006, the CNGC granted to certain Executive Officers, and the SOC granted to certain Associates, restricted stock that had time-based as well as performance-based vesting requirements.

The CNGC determined the number of shares of performance-based restricted stock awarded and the time-based vesting schedule separately for each Executive Officer. The performance component of the vesting requirement for these grants was based on a seven percent increase in total gross revenue for the Company, after adjustments, during fiscal 2007 compared to fiscal 2006, and the CNGC set the specific performance goals in January 2006. In March 2007, the CNGC reviewed the Company’s performance versus the goal for fiscal 2007 and determined that it was 7.78 percent. As required under the 2005 Stock Incentive Plan, the revenue with regard to the revenue growth performance target was considered to be the Company’s revenues from existing operations (which exclude revenues from the Company’s discontinued operations in South Korea and Germany), adjusted to exclude revenues from consolidations of operations in Japan, South America, Central America, and certain units in the United Kingdom. After these adjustments were made, the CNGC determined that the performance goal for the performance-based restricted stock was satisfied.

The performance-based restricted stock granted during fiscal 2006 continues to be subject to time-based vesting requirements contingent on continued service to the Company. For each of the Named Executive Officers, except Thomas M. Schoewe, 50 percent of the shares of performance-based restricted stock granted during fiscal 2006 are scheduled to vest three years from the date of grant and the remaining 50 percent are scheduled to vest five years from the date of grant. Mr. Schoewe’s grant of performance-based restricted stock will vest 60 percent three years from the date of grant and the remaining 40 percent are scheduled to vest five years from the date of grant. Associates who hold restricted stock may vote the Shares received and will be entitled to receive any dividends paid on those Shares. However, the recipients of such restricted stock may not dispose of the restricted stock, and may forfeit such restricted stock, until the stock has vested.

Other Components of Executive Compensation

Deferred Compensation Plan.    Under the Deferred Compensation Plan, all officers, including Executive Officers, may defer up to 100 percent of their base salary and annual awards under the Management Incentive Plan. Interest accrues on amounts deferred at an interest rate set annually by the CNGC, which is typically based on the rate on ten-year Treasury notes plus 2.70 percent. The interest rate for the 2007 Deferred Compensation Plan year, which began on April 1, 2006 and ended on March 31, 2007, was set at 7.07 percent. The interest rate selected was the rate on ten-year Treasury notes determined as of the first business day of January 2006, plus 2.70 percent. For the 2008 Deferred Compensation Plan year, which began on April 1, 2007, the interest rate was set at 7.36 percent. The interest rate selected was the rate on ten-year Treasury notes determined as of the first business day of January 2007, plus 2.70 percent.

The Deferred Compensation Plan provides an incentive payment to reward officers who have remained with the Company and participated in the Deferred Compensation Plan for ten or more consecutive full years. Specifically:

•

In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the participant’s deferral account with an increment equal to 20 percent of the sum of the principal amount of base salary and cash incentive payments deferred (up to a maximum amount equal to 20 percent of base salary) plus accrued interest on such amounts (“20 Percent Increment”) in each of the first six years of the participant’s deferrals.

•	In the eleventh and subsequent years, the 20 Percent Increment is credited based on the recognized amount deferred five years earlier, plus the earnings thereon.

•

In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the participant’s deferral account with ten percent of the principal amount of base salary and cash incentive payments deferred (up to a maximum amount equal to 20 percent of base salary) plus accrued interest on such amount (“10 Percent Increment”) in each of the first six years of the participant’s deferrals.

•	In the sixteenth and subsequent years, the 10 Percent Increment is credited based on the amount deferred ten years earlier, plus earnings thereon.

SERP and Profit Sharing/401(k) Plan.    All Associates meeting eligibility requirements, including service with the Company of at least 13 months, are eligible to participate in the Company’s non-qualified SERP and the Company’s Profit Sharing/401(k) Plan. With the SERP, amounts that ordinarily would be contributed by the Company under the Profit Sharing/401(k) Plan, but for the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code relating to the Profit Sharing/401(k) Plan or due to the officer’s deferral under the Deferred Compensation Plan, are credited to the participant’s bookkeeping account in the SERP (the limit on compensation used in calculating contributions to the Profit Sharing/401(k) Plan was $220,000 for fiscal 2007). Each participant in the SERP receives a combined contribution from the Company to his or her SERP, 401(k), and profit sharing accounts of approximately four percent of the participant’s plan-recognized compensation (generally, taxable compensation including incentive payments under the Management Incentive Plan but excluding equity-based compensation). SERP accounts are credited with earnings or charged with losses as if they were credited to the participant’s profit sharing account under the Profit Sharing/401(k) Plan. The SERP account is payable in a lump sum after termination of employment and payments made from the SERP are not eligible for the special tax treatment that payments from the Profit Sharing/401(k) Plan receive. Amounts contributed to the 401(k) component of the Profit Sharing/401(k) Plan are immediately vested. Amounts in the Profit Sharing component of the Profit Sharing/401(k) Plan vest ratably over seven years, except that contributions beginning in fiscal 2008 will vest ratably over six years.

Perquisites and supplemental benefits.    Named Executive Officers are entitled to a limited number of perquisites and supplemental benefits. For certain Named Executive Officers, these include:

•	Personal use of Company aircraft for a specified amount of hours;

•	An annual senior executive physical; and

•	Monitoring of home security systems.

Currently, all officers are also entitled to receive the following benefits:

•	An annual physical (also available to certain non-officer Associates); and

•	Additional term life and accidental death and dismemberment insurance, which is paid for by the officer.

All Associates are entitled to the following:

•

A Wal-Mart discount card (which entitles Associates to a ten percent discount on most general merchandise items and select food items purchased from Wal-Mart stores and Neighborhood Markets) or, for Associates of the Sam’s Club Division, a free Sam’s Club membership;

•	A Company match of 15 percent of Associate purchases of Shares through participation in the Stock Purchase Plan, capped at $270 in Company matches per Stock Purchase Plan year;

•	Medical benefits (after waiting periods in some instances); and

•	Foreign business travel insurance (medical and travel liaison and emergency evacuation).

Post-Termination and Non-Competition Agreements

Certain officers are party to a post-termination and non-competition agreement providing that, if the Company terminates the officer’s employment for any reason other than the officer’s violation of Company policy, the Company will generally pay an amount up to two times the officer’s base salary, one-fourth of which is paid after termination of employment and the balance of which is paid in installments commencing six months after termination of employment. The amount payable is reduced for any earnings the officer receives from other employment. The covenants provide that the officer, generally for a period of up to two years following his or her termination of employment with the Company, will not participate in a business that competes with the Company and will not solicit the Company’s Associates for employment. “Competing business” is defined in the agreements as any retail, wholesale, or merchandising business that sells products of the type sold by the Company at retail, is located in a country in which the Company has a store or in which the executive knows the Company expects to have a store within the next two years, and has annual retail sales revenue of at least $2 billion. Currently, all Named Executive Officers have executed post- termination and non-competition agreements. For more information regarding the post-termination payments that the Company may be required to make to Named Executive Officers, see the disclosure below entitled “Potential Payments Upon Termination or Change in Control.”

Compensation of the President and CEO

Compensation Philosophy.    The CNGC’s determination of the fiscal 2007 compensation for H. Lee Scott, Jr., the President and CEO, was consistent with its overall compensation philosophy for other Named Executive Officers, as described above. Mr. Scott’s compensation is weighted heavily towards long-term and at-risk forms of compensation, which provide a greater link with the Company’s long-term strategy and shareholder interests. Particularly with respect to the long-term incentive component of Mr. Scott’s compensation, the CNGC considered various factors, both personal and Company-related, including the complexity of the job, relative shareholder return, the value of similar incentive awards made to CEOs at comparable companies in the Retail Industry Survey and the Top 50, and long-term incentives granted to Mr. Scott in prior years.

Based on its review, the CNGC believes that the fiscal 2007 TDC for Mr. Scott, as well as the other Named Executive Officers, was fair and reasonable. During fiscal 2007, Mr. Scott’s TDC (including the stock options and performance shares granted in fiscal 2006) placed him in the top quartile of the Retail Industry Survey and the Top 50. However, despite the Company’s strong financial performance, the compensation actually realized during fiscal 2007 by Mr. Scott and the other Named Executive Officers ranged from approximately 40 to 60 percent of the Named Executive Officers’ 2007 TDC, as reviewed by the CNGC.

Base salary.    In January 2006, the CNGC approved a base salary of $1.3 million for Mr. Scott for fiscal 2007, which was unchanged from fiscal 2006. In January 2007, the CNGC approved a base salary of $1.4 million for Mr. Scott for fiscal 2008, an increase of 7.69 percent, which places Mr. Scott’s base salary near the median of the Retail Industry Survey. In determining the amount of Mr. Scott’s base salary, as well as his annual incentive payment and equity-based awards, the CNGC followed its overall compensation philosophy described above. The CNGC also considered other factors, including Mr. Scott’s general knowledge of the retail business, his contribution to the Company’s business success, and the CNGC’s belief that Mr. Scott has the vision and managerial capability to oversee the Company’s continued growth into the future.

Incentive payment.    For fiscal 2007, Mr. Scott received an incentive payment of $4,285,840, which was based on the total Company attaining 82.42 percent of the maximum pre-tax profit improvement performance goal (10.4%) for fiscal 2007 under the Management Incentive Plan. The incentive payment was paid in March 2007 but relates to the Company’s performance during fiscal 2007. Mr. Scott’s incentive payment was not reduced because of the diversity goals in 2007.

Equity-based awards.    The CNGC granted equity-based awards to Mr. Scott in January 2007 under the 2005 Stock Incentive Plan, consisting of the following:

•	Options to purchase 396,143 Shares at an exercise price of $47.96 per Share that will vest ratably over five years from the date of grant; and

•

A target performance share award of 264,116 performance shares, with between 0 and 150 percent of the shares vesting upon meeting or exceeding the threshold performance goals, which are based on average return on investment and average revenue growth through January 31, 2010.

Perquisites and supplemental benefits.    Mr. Scott participates in the Deferred Compensation Plan, the SERP, the Profit Sharing/401(k) Plan, and the Stock Purchase Plan. During fiscal 2007, he also received personal use of Company aircraft (using 76.3 hours out of 140 hours allocated), additional term life and accidental death and dismemberment insurance (paid for by Mr. Scott), a Wal-Mart discount card, certain medical benefits, foreign business travel insurance, and other perquisites described above.

Compensation of Other Named Executive Officers

In determining the compensation of Named Executive Officers other than Mr. Scott, the CNGC followed its overall compensation philosophy described above and also considered subjective factors, including the knowledge, experience and skills possessed by these Executive Officers, their individual contributions to the Company’s business success, and the CNGC’s beliefs regarding the potential impact of these Executive Officers on the Company’s future performance.

For fiscal 2007, the base salaries established by the CNGC for the other Named Executive Officers ranged from $705,000 to $1,000,000, representing increases ranging from 0 percent to less than 5 percent over fiscal 2006. For fiscal 2008, the base salaries established for other Named Executive Officers ranged from $740,000 to $1,040,000, representing increases ranging from 4 percent to 8.3 percent. These other Named Executive Officers also received incentive payments ranging from $1,162,122 to $2,462,670 under the Management Incentive Plan. These incentive payments were paid in March 2007 but related to the Company’s performance during fiscal 2007.

The CNGC also granted equity-based awards to the other Named Executive Officers in January 2007 under the 2005 Stock Incentive Plan, consisting of the following:

•

Options to purchase Shares at an exercise price of $47.96 per Share that will vest ratably over five years from the date of grant. The number of Shares that may be purchased under options granted to other Named Executive Officers in January 2007 ranged from 75,063 to 145,934.

•

Target performance share awards ranging from 50,042 shares to 97,310 shares (which were subsequently increased to awards ranging from 56,887 shares to 110,656 shares as described in footnote (2) to the “Grants of Plan-Based Awards” table), with between 0 and 150 percent of the shares vesting upon meeting or exceeding the threshold performance goals, which are based on average return on investment and average revenue growth through January 31, 2010.

Named Executive Officers other than Mr. Scott generally receive perquisites and supplemental benefits similar to those to which Mr. Scott is entitled.

Deductibility of Compensation

Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to the Named Executive Officers is not deductible unless it is performance-based. Neither base salary nor time-based restricted stock qualifies as performance-based compensation under Section 162(m). The CNGC’s policy is to periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. A significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Internal Revenue Code Section 162(m). However, the CNGC retains the ability to evaluate the performance of the Company’s executives, including the President and CEO, and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Stock Ownership Guidelines

The Board has approved stock ownership guidelines to help ensure that the CEO and members of the Executive Committee of the Company remain focused on the long-term interests of shareholders and the Company’s long-term goals. These guidelines are as follows:

•

By June 1, 2008, the Company’s CEO must own Shares or hold Shares under any Company benefit plan equal in market value to five times his annual base salary in effect on that date. For each year after June 1, 2008, Wal-Mart’s CEO must own Shares or hold Shares under any Company benefit plan equal in market value to five times his annual base salary in effect during that year.

•

In addition, each other member of the Executive Committee of the Company, which includes all of the other Named Executive Officers, must, within five years of June 1, 2003, or within five years of the date the Board first appoints him or her, own Shares or hold Shares under any Company benefit plan equal in market value to three times his or her annual base salary in effect at the end of the initial five-year compliance period. For each year thereafter, each member of the Executive Committee of the Company must own Shares or hold Shares under any Company benefit plan equal in market value to three times his or her annual base salary in effect during that year.

These guidelines are subject to modifications in situations involving dramatic and unexpected changes in the Share price or in other circumstances that the CNGC deems appropriate. The guidelines will become effective June 2008 for each of the Named Executive Officers with the exception of Eduardo Castro-Wright, for whom the guidelines will become effective February 2010.

Equity Grant Practices

Option Exercise Prices.    The policy of the CNGC and SOC is to grant stock options with an exercise price equal to the closing price of a Share on the date of grant. Stock options granted by the Company generally have a ten-year term and vest in five equal annual installments, beginning one year from the date of grant.

Timing of Compensation Decisions.    Historically, the CNGC has met in January of each year to take the following actions:

•	Establish and approve base salary and perquisites,

•	Approve regular annual grants of stock options to Executive Officers,

•	Approve performance share awards and other equity grants to Executive Officers, and

•	Establish diversity goals applicable to the Management Incentive Plan.

The CNGC meets again in a regularly scheduled meeting in March to take the following actions:

•	Establish and approve performance goals applicable to payments under the Management Incentive Plan, and

•	Establish and approve performance goals applicable to grants of performance shares and any other performance-based equity awards granted at the previous meeting in January.

Annual equity awards to other eligible Associates occur at a regularly scheduled meeting of the SOC, typically held in late February or early March. Grants to newly hired officers are made on the commencement of employment, pursuant to a written policy of the SOC, which is reviewed at least annually. Per the SOC’s policy, grants to certain other newly hired Associates are generally added to the Associate’s first annual equity grant. All special equity grants by the CNGC or SOC are made during a meeting of the respective committee or by unanimous written consent, if time is of the essence.

Given the importance of executive compensation decisions, the Company’s management and the CNGC engage in an extensive agenda planning and review to ensure that compensation decisions are made in a deliberate and thorough manner. Each CNGC meeting agenda is reviewed in advance with the Corporate Secretary, the Company’s President and CEO, and Chairman of the Board, and the Chair of the CNGC to ensure that appropriate matters are being considered and that appropriate time is allocated to each agenda item. The dates of regular CNGC meetings are typically set several months in advance of the meeting.

SUMMARY COMPENSATION

This table shows the compensation for fiscal 2007 for each of the Company’s Named Executive Officers.

Name and Principal Position	Fiscal year ended Jan. 31,	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($) (8)
H. Lee Scott, Jr. President and CEO	2007	1,300,000	0	15,274,351	8,081,272	4,285,840	308,390	422,680	29,672,533

Thomas M. Schoewe Executive Vice President and CFO	2007	700,385	0	3,989,665	1,534,178	1,162,122	85,603	135,101	7,607,054

John B. Menzer Vice Chairman, Chief Administrative Officer	2007	1,000,000	0	6,141,744	2,827,292	2,435,700	186,679	154,321	12,745,736

Michael T. Duke Vice Chairman, Responsible for International	2007	900,000	0	4,648,859	2,358,174	2,462,670	94,793	169,900	10,634,396

Eduardo Castro-Wright Executive Vice President and President and CEO, Wal-Mart Stores Division	2007	721,154	50,000	3,609,065	499,264	1,177,255	52,813	92,162	6,201,713

(1)	The amounts shown in this column are salaries earned during fiscal 2007, the following amounts of which were deferred under the Company’s Deferred Compensation Plan:

H. Lee Scott, Jr.	$300,000
Thomas M. Schoewe	$72,000
John B. Menzer	$286,000
Michael T. Duke	$150,000
Eduardo Castro-Wright	$192,000

(2)	The fiscal 2007 amounts for Eduardo Castro-Wright include $50,000 in bonus payments related to his expatriate assignment as the President and CEO of Wal-Mart de Mexico S.A. de C.V.

(3)	The amounts included in this column are equal to the compensation expense recognized for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) during fiscal 2007 related to equity awards, including restricted stock awards, performance-based restricted stock awards and performance share awards, and disregarding any estimated forfeitures related to service-based vesting conditions. Amounts relating to portions of awards made in several years, including fiscal 2007, are included.

For restricted stock awards to the Named Executive Officers, the expense is recognized ratably in monthly increments over the vesting period of the award, generally with 25 percent vesting three years from the date of grant, 25 percent vesting five years from the date of grant, and 50 percent vesting seven years from the date of grant or upon retirement on or after age 65 (performance-based restricted stock granted to the Named Executive Officers generally vests with 50 percent vesting three years after the date of grant and 50 percent vesting five years after the date of grant). Within thirty days of receipt of a restricted stock award, recipients may elect to defer payment in the form of cash or Shares upon vesting. For those recipients who elect to defer the restricted stock award in cash or until an election is made, the award is treated as a liability of the Company and the expense is marked-to-market monthly using the closing Share price on the last business day of the month, which was $47.69 on January 31, 2007. Where recipients elect to have awards paid or deferred in Shares, the award is treated as an equity award and the expense is calculated using the closing Share price on the last business day of the month of election. The amounts reflected in this column include both cash and Share settled awards.

Performance share award expense is recognized ratably in monthly increments over the vesting period of the award, generally three years, taking into account the likelihood of the Company achieving the performance goals set by the CNGC for each award. The following assumptions were made as of January 31, 2007, regarding the likelihood of the Company achieving the performance goals for awards for which an amount is reflected in this column:

Award	Payout Percentage Assumed
Performance share awards vesting 1/31/07	0%
Performance share awards vesting 1/31/08	82.46%
Performance share awards vesting 1/31/09	104.56%
Performance share awards vesting 1/31/10	100%

As described in the CD&A, despite these assumptions made as of January 31, 2007, as of the date of this proxy statement, the Company currently expects that it is unlikely that the threshold performance goals relating to the performance share awards held by the Named Executive Officers scheduled to vest on January 31, 2008, will be met.

Performance share award recipients must elect to receive awards in cash or Shares no later than six months before the end of the performance period. For those recipients who elect to receive the award in cash or until an election is made, the award is treated as a liability and the expense is marked-to-market monthly, using the closing Share price on the last business day of the month, which was $47.69 on January 31, 2007. For awards to be paid in Shares, the award is treated as an equity award and the expense is calculated using the closing Share price on the last business day of the month of election. The amounts represented in this column include both cash and Share settled awards.

During fiscal 2007, no forfeitures of restricted stock or performance-based restricted stock awards occurred. On March 7, 2007, the CNGC determined that the threshold performance goals for the performance period ending January 31, 2007, applicable to performance shares granted to the Named Executive Officers and certain other senior executives were not satisfied. As a result, performance shares awarded in fiscal 2005 to the Named Executive Officers were cancelled, as follows:

Name	Grant Date	Number of Performance Shares
H. Lee Scott, Jr.	1/21/2005	118,650
Thomas M. Schoewe	1/3/2005	21,162
John B. Menzer	1/3/2005	40,975
Michael T. Duke	1/3/2005	25,904
Eduardo Castro-Wright	1/3/2005	6,927

Because these shares did not vest, the cumulative expense for the performance shares that would have vested on January 31, 2007, was reversed at the end of fiscal 2007. As a result, the performance share expense reflected in this column has been reduced by the following amounts that were included as fiscal 2006 compensation expense:

Name	Fiscal 2006 Compensation Expense Credit for Performance Share Awards Scheduled to Vest January 31, 2007
H. Lee Scott, Jr.	$1,737,033
Thomas M. Schoewe	$ 309,813
John B. Menzer	$ 599,868
Michael T. Duke	$ 379,232
Eduardo Castro-Wright	$ 101,419

(4)	The amounts in this column represent the dollar amounts recognized for financial reporting purposes in accordance with SFAS 123R during fiscal 2007 related to option awards granted to the Named Executive Officers and disregard any estimated forfeitures related to service-based vesting conditions. In accordance with SFAS 123R, the grant date fair values of these options were estimated using the Black-Scholes-Merton option pricing model. Stock options expire ten years from the date they are granted and generally vest over a five-year service period. The table below lists the assumptions used to estimate the values of the options included in this column as of January 31, 2007:

Grant Date	Number of Shares Granted	Exercise Price	Expected Life	Dividend Yield	Volatility	Risk- Free Rate
3/08/2001	764,750	$50.70	5.78	0.73%	39.60%	4.82%
9/07/2001	41,108	$46.22	5.78	0.80%	39.60%	4.68%
1/11/2002	17,025	$55.80	4.50	0.66%	32.50%	4.40%
3/06/2002	905,660	$60.90	4.50	0.61%	32.30%	4.85%
1/09/2003	1,041,769	$51.92	6.90	0.73%	29.60%	3.82%
2/03/2003	250,000	$48.07	4.50	0.96%	32.30%	2.91%
5/09/2003	29,916	$47.80	4.50	0.96%	32.30%	2.43%
1/05/2004	1,099,645	$52.12	6.62	1.21%	29.00%	3.65%
1/09/2004	20,443	$52.40	4.50	0.93%	32.30%	2.84%
1/03/2005	590,548	$53.35	6.60	1.10%	22.80%	3.57%
1/21/2005	19,791	$53.01	5.40	1.15%	27.00%	3.69%
1/05/2006	850,953	$45.69	6.25	1.89%	24.80%	4.33%
1/22/2007	836,072	$47.96	6.25	2.23%	20.40%	4.74%

See Note 7 to the Company’s Consolidated Financial Statements as of January 31, 2007, and for the year then ended, which are included in the Company’s Annual Report to Shareholders for fiscal 2007, for additional information regarding the assumptions used in valuing stock options granted by the Company.

(5)	Incentive payments in this column were earned under the Management Incentive Plan in connection with the Company’s performance for fiscal 2007 but were paid during fiscal 2008. Certain of these amounts were deferred at the election of the officer under the Company’s non-qualified deferred compensation plans, as follows:

Michael T. Duke	$1,847,003
Eduardo Castro-Wright	$588,628

(6)	The amounts shown in this column represent above-market interest credited on deferred compensation under the Company’s non-qualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of Regulation S-K.

(7)	“All other compensation” for fiscal 2007 includes the following amounts:

•

For H. Lee Scott, Jr., this amount includes $210,121 in Company contributions to the Company’s SERP, $138,713 for personal use of Company aircraft, and $61,464 for incentive payments on amounts deferred under the Deferred Compensation Plan.

•	For Thomas M. Schoewe, this amount includes $59,249 in Company contributions to the Company’s SERP and $66,255 for personal use of Company aircraft.

•	For John B. Menzer, this amount includes $101,764 in Company contributions to the Company’s SERP and $41,634 for incentive payments on amounts deferred under the Deferred Compensation Plan.

•

For Michael T. Duke, this amount includes $76,222 in Company contributions to the Company’s SERP, $28,865 for incentive payments on amounts deferred under the Deferred Compensation Plan and $52,904 for personal use of Company aircraft.

•	For Eduardo Castro-Wright, this amount includes $46,994 in Company contributions to the Company’s SERP and $27,997 for personal use of Company aircraft.

The value shown for personal use of Company aircraft is the incremental cost to the Company of such use, which is calculated based on the variable operating costs to the Company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, were not included.

“All other compensation” also includes, for each Named Executive Officer, Company contributions to the Profit Sharing/401(k) Plan and term life insurance premiums paid by Wal-Mart for the benefit of each officer. For Messrs. Scott, Duke and Castro-Wright, this amount also includes the Company’s cost for a senior executive physical. For Messrs. Scott, Schoewe, Menzer and Duke, this amount also includes monitoring and maintenance costs for home security equipment. For Mr. Castro-Wright, this amount also includes certain tax equalization payments related to his former expatriate assignment as president and CEO of Wal-Mart de Mexico, S.A de C.V. and related tax gross-up payments. The values of these personal benefits are based on the incremental aggregate cost to the Company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such Named Executive Officer.

Other than post-termination agreements containing covenants not to compete (as described below under “Potential Payments upon Termination or Change in Control”), the Company does not have employment agreements with its Named Executive Officers. The CNGC reviews and approves at least annually the compensation package of all Executive Officers, consisting of base salary, annual cash incentive payments, equity awards, and perquisites. The various incentive and equity compensation plans and types of awards available under the Company’s plans are described more fully in the CD&A and more detail regarding the specific incentive and equity awards granted to Named Executive Officers during the Company’s 2007 fiscal year is set forth in the “Grants of Plan-Based Awards” table and accompanying notes and narrative.

Eduardo Castro-Wright accepted an offer of employment from Wal-Mart Stores, Inc. on December 20, 2004, which set forth his base salary, annual incentive payment, certain payments related to his expatriate assignment as President and CEO of Wal-Mart de Mexico S.A. de C.V., an annual stock option award, an initial restricted stock award, and the benefits to which Associates of the Company are generally entitled (e.g., health insurance, Stock Purchase Plan, and the Profit Sharing/401(k) Plan). That offer was made in connection with Mr. Castro-Wright assuming the position of Executive Vice President and Chief Operating Officer of the Wal-Mart Stores Division upon his return to the U.S. after completion of his service with Wal-Mart de Mexico S.A. de C.V. Mr. Castro-Wright received a residual cash payment of $50,000 in fiscal 2007 pursuant to this offer of employment (disclosed in the “Bonus” column of the Summary Compensation Table above). The only benefits to which Mr. Castro-Wright remains entitled under the offer of employment is one residual cash payment of $25,000 payable during fiscal 2008.

GRANTS OF PLAN-BASED AWARDS

Name		Potential Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and
	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)		Underlying Options (#) (3)		Option Awards($)
H. Lee Scott, Jr.	1/22/2007	1,890,200	4,285,840	5,200,000							—
	1/22/2007				132,058	264,116	396,174				12,667,003
	1/22/2007								396,143	47.96	4,357,573

Thomas M. Schoewe	1/22/2007	512,535	1,162,122	1,410,000							—
	1/22/2007				28,444	56,887	85,331				2,728,301
	1/22/2007								75,063	47.96	825,693

John B. Menzer	1/22/2007	898,000	2,435,700	3,000,000							—
	1/22/2007				55,328	110,656	165,984				5,307,062
	1/22/2007								145,934	47.96	1,605,274

Michael T. Duke	1/22/2007	841,500	2,462,670	2,700,000							—
	1/22/2007				47,430	94,860	142,290				4,549,486
	1/22/2007								125,104	47.96	1,376,144

Eduardo Castro-Wright	1/22/2007	434,275	1,177,255	1,450,000							—
	1/22/2007				35,560	71,120	106,680				3,410,915
	1/22/2007								93,828	47.96	1,032,108

(1)	The amounts in the “Threshold” and “Maximum” columns represent the amounts of potential awards under the Management Incentive Plan in connection with the Company’s performance in fiscal 2007. The Management Incentive Plan provided for “threshold” and “maximum” incentive payments for performance during fiscal 2007, but did not specify “target” incentive payments. The amounts included under the “Target” column represent the actual incentive payments earned in connection with the Company’s performance during fiscal 2007. These amounts were earned in fiscal 2007, although paid during fiscal 2008, and are reflected in the Summary Compensation table above under “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in these columns represent the number of performance shares awarded under the 2005 Stock Incentive Plan that may vest at up to 150 percent of the target number of Shares. These awards were originally granted on January 22, 2007. On March 26, 2007, the CNGC approved an increase in the number of performance shares granted to certain of the Company’s Executive Officers, including the Named Executive Officers other than Mr. Scott. For purposes of this table, information regarding the performance shares is presented to reflect the changes to the January 22, 2007, performance share grants approved by the CNGC on March 26, 2007. Prior to the March 26, 2007, adjustments, performance share amounts in these columns for the Named Executive Officers other than Mr. Scott would have been as follows:

Name	Threshold(#)	Target(#)	Maximum(#)
Thomas M. Schoewe	25,021	50,042	75,063

John B. Menzer	48,655	97,310	145,965

Michael T. Duke	41,702	83,403	125,105

Eduardo Castro-Wright	31,276	62,552	93,828

The number of performance shares that may ultimately vest will depend on the Company’s performance against two separate pre-established performance measures, average revenue growth and average return on investment, over the performance cycle ending January 31, 2010, weighted 40 percent to 60 percent, respectively. If the Company meets the threshold performance goals for both performance measures but does not meet target performance goals, a percentage of the performance shares less than 100 percent will vest. If the Company meets target goals for both performance measures, 100 percent of the performance shares will vest. If the Company exceeds the target performance goals for both performance measures, up to a maximum of 150 percent of the performance shares may vest. If the Company meets one but not both threshold performance goals, then a portion of the performance shares in proportion to the weighting of the performance goal that was met will vest. The CNGC must certify that the performance goals were attained prior to the vesting of any performance shares. Holders of performance shares do not earn dividends or enjoy other rights of shareholders with respect to such performance shares until such performance shares have vested. These performance shares will vest, if at all, upon certification of the performance goals for the performance cycle ending January 31, 2010.

(3)	The amounts in this column represent the number of Shares as to which options to purchase Shares were granted under the 2005 Stock Incentive Plan. All options shown in this column vest and become exercisable, on the condition of continued service to the Company, in five equal annual installments beginning one year after the date of grant, and expire ten years after the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Lee Scott, Jr.	57,148				19.9688	1/14/2008	1,016,737	(11)	48,488,188	(21)	660,070	(16)	31,478,738	(21)
	17,170				19.9688	7/31/2008
	70,220				39.875	1/13/2009
	219,931				54.5625	1/27/2010
	459,284				50.70	3/07/2011
	417,307	104,327	(1)		60.90	3/04/2012
	484,261	121,066	(2)		51.92	1/08/2013
	378,247	252,166	(3)		52.12	1/04/2014
	135,600	203,401	(4)		53.35	1/02/2015
	83,125	332,502	(5)		45.69	1/04/2016
		396,143	(6)		47.96	1/21/2017

Thomas M. Schoewe	25,200				54.5625	1/27/2010	263,122	(12)	12,548,288	(21)	123,732	(17)	5,900,779	(21)
	88,053				50.70	3/07/2011
	81,925	20,482	(1)		60.90	3/04/2012
	91,393	22,849	(2)		51.92	1/08/2013
	71,867	47,912	(3)		52.12	1/04/2014
	24,185	36,278	(4)		53.35	1/02/2015
	15,758	63,034	(5)		45.69	1/04/2016
		75,063	(6)		47.96	1/21/2017

John B. Menzer	59,468				19.9688	1/14/2008	405,948	(13)	19,359,660	(21)	240,496	(18)	11,469,254	(21)
	20,390				19.9688	7/31/2008
	34,482				39.875	1/13/2009
	35,739				54.5625	1/27/2010
	130,741				50.70	3/07/2011
	143,369	35,843	(1)		60.90	3/04/2012
	169,492	42,373	(2)		51.92	1/08/2013
	135,241	90,162	(3)		52.12	1/04/2014
	46,828	70,243	(4)		53.35	1/02/2015
	30,597	122,391	(5)		45.69	1/04/2016
		145,934	(6)		47.96	1/21/2017

Michael T. Duke	26,788				19.0938	1/08/2008	290,906	(14)	13,873,307	(21)	188,099	(19)	8,970,441	(21)
	16,526				19.9688	7/31/2008
	20,062				39.875	1/13/2009
	18,087				46.00	2/27/2010
	86,672				50.70	3/07/2011
	81,925	20,482	(1)		60.90	3/04/2012
	88,268	22,067	(2)		51.92	1/08/2013
	50,000	200,000	(7)		48.07	2/02/2013
	74,430	49,620	(3)		52.12	1/04/2014
	29,605	44,408	(4)		53.35	1/02/2015
	23,637	94,551	(5)		45.69	1/04/2016
		125,104	(6)		47.96	1/21/2017

Eduardo Castro-Wright	41,108				46.22	9/06/2011	148,305	(15)	7,072,665	(21)	126,384	(20)	6,027,253	(21)
	17,025				55.80	1/10/2012
	23,932	5,984	(8)		47.80	1/30/2013
	12,265	8,178	(9)		52.40	1/08/2014
	7,916	11,875	(10)		53.01	1/20/2015
	17,071	68,287	(5)		45.69	1/04/2016
		93,828	(6)		47.96	1/21/2017

(1)	These options vest and become exercisable on March 6, 2007.

(2)	These options vest and become exercisable on January 9, 2008.

(3)	These options vest and become exercisable in equal installments on January 5, 2008, and 2009.

(4)	These options vest and become exercisable in equal installments on January 3, 2008, 2009, and 2010.

(5)	These options vest and become exercisable in equal installments on January 5, 2008, 2009, 2010, and 2011.

(6)	These options vest and become exercisable in equal installments on January 22, 2008, 2009, 2010, 2011, and 2012.

(7)	These options vest and become exercisable in equal installments on February 3, 2007, 2008, 2009, and 2010.

(8)	These options vest and become exercisable on January 31, 2008.

(9)	These options vest and become exercisable in equal installments on January 9, 2008, and 2009.

(10)	These options vest and become exercisable in equal installments on January 21, 2008, 2009, and 2010.

(11)	This number includes shares of restricted stock with service-based vesting requirements. These shares are scheduled to vest as follows:

•	26,882 shares on March 7, 2007

•	29,639 shares on each of January 3, 2008, and 2010

•	31,299 shares on January 9, 2008

•	32,138 shares on January 5, 2009

•	407,792 shares upon retirement on or after age 65.

This number also includes 459,348 shares of performance-based restricted stock for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These shares are scheduled to vest as follows: 229,674 on each of January 5, 2009, and 2011.

(12)	This number includes shares of restricted stock with service-based vesting requirements. These shares are scheduled to vest as follows:

•	4,032 shares on March 7, 2007

•	5,291 shares on each of January 3, 2008, and 2010

•	4,815 shares on January 9, 2008

•	4,797 shares on January 5, 2009

•	45,662 shares on January 30, 2009

•	8,686 shares on February 28, 2009

•	46,744 shares upon retirement on or after age 65.

This number also includes 137,804 shares of performance-based restricted stock for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These shares are scheduled to vest as follows: 82,682 on January 5, 2009, and 55,122 on January 5, 2011.

(13)	This number includes shares of restricted stock with service-based vesting requirements. These shares are scheduled to vest as follows:

•	4,480 on March 7, 2007

•	10,239 on each of January 3, 2008, and 2010

•	7,223 on January 9, 2008

•	8,394 on January 5, 2009

•	135,699 upon retirement on or after age 65.

This number also includes 229,674 shares of performance-based restricted stock for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These shares are scheduled to vest as follows: 114,837 on each of September 29, 2008, and 2010.

(14)	This number includes shares of restricted stock with service-based vesting requirements. These shares are scheduled to vest as follows:

•	3,360 on March 7, 2007

•	6,476 on each of January 3, 2008, and 2010

•	4,815 on January 9, 2008

•	4,797 on January 5, 2009

•	81,243 upon retirement on or after age 65.

This number also includes 183,739 shares of performance-based restricted stock for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These shares are scheduled to vest as follows: 91,869 on September 29, 2008, and 91,870 on September 29, 2010.

(15)	This number includes shares of restricted stock with service-based vesting requirements. These shares are scheduled to vest as follows:

•	1,569 on January 31, 2008

•	1,731 and 1,732 on January 21, 2008, and 2010, respectively

•	9,711 on each of February 25, 2008, and 2010

•	6,602 upon retirement on or after age 65.

This number also includes 2,412 restricted stock rights scheduled to vest upon retirement on or after age 65, and 114,837 shares of performance-based restricted stock for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These shares are scheduled to vest as follows: 57,418 on September 29, 2008, and 57,419 on September 29, 2010.

(16)	This number represents performance shares subject to performance conditions based on average revenue growth and average return on investment. For purposes of this table, performance shares are assumed to vest at target vesting levels and are scheduled to vest on the following dates:

•	118,650 on January 31, 2008

•	277,304 on January 31, 2009

•	264,116 on January 31, 2010

(17)	This number represents performance shares subject to performance conditions based on average revenue growth and average return on investment. For purposes of this table, performance shares are assumed to vest at target vesting levels and are scheduled to vest on the following dates:

•	21,162 on January 31, 2008

•	52,528 on January 31, 2009

•	50,042 on January 31, 2010

(18)	This number represents performance shares subject to performance conditions based on average revenue growth and average return on investment. For purposes of this table, performance shares are assumed to vest at target vesting levels and are scheduled to vest on the following dates:

•	40,975 on January 31, 2008

•	102,211 on January 31, 2009

•	97,310 on January 31, 2010

(19)	This number represents performance shares subject to performance conditions based on average revenue growth and average return on investment. For purposes of this table, performance shares are assumed to vest at target vesting levels and are scheduled to vest on the following dates:

•	25,904 on January 31, 2008

•	78,792 on January 31, 2009

•	83,403 on January 31, 2010

(20)	This number represents performance shares subject to performance conditions based on average revenue growth and average return on investment. For purposes of this table, performance shares are assumed to vest at target vesting levels and are scheduled to vest on the following dates:

•	6,927 on January 31, 2008

•	56,905 on January 31, 2009

•	62,552 on January 31, 2010

(21)	Based on the closing price of Shares on January 31, 2007, of $47.69.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
H. Lee Scott, Jr.	0	0	56,793	(3)	2,639,152

Thomas M. Schoewe	0	0	9,235	(4)	428,238

John B. Menzer	50,000	1,726,000	16,224	(5)	758,808

Michael T. Duke	38,708	1,344,232	8,495	(6)	394,738

Eduardo Castro-Wright	0	0	12,123		548,209

(1)	The “value realized on exercise” equals the difference between the weighted-average closing price of Shares on the NYSE on the dates of exercise and the option exercise price, multiplied by the number of Shares acquired upon exercise of stock options.

(2)	The “value realized on vesting” equals the number of Shares vested multiplied by the weighted-average closing price of Shares on the NYSE on the various dates on which such Shares vested.

(3)	55,841 of these Shares were deferred in the form of cash until a date specified by Mr. Scott or his earlier separation from the Company pursuant to elections made by Mr. Scott in prior years. The aggregate amount credited to Mr. Scott’s deferred compensation accounts in connection with these deferrals was $2,594,795.

(4)	8,972 of these Shares were deferred in the form of Shares until a date specified by Mr. Schoewe or his earlier separation from the Company pursuant to elections made by Mr. Schoewe in prior years.

(5)	15,859 of these Shares were deferred in the form of cash until a date specified by Mr. Menzer or his earlier separation from the Company pursuant to elections made by Mr. Menzer in prior years. The aggregate amount credited to Mr. Menzer’s deferred compensation accounts in connection with these deferrals was $741,657.

(6)	3,644 of these Shares were deferred in the form of Shares until a date specified by Mr. Duke or his earlier separation from the Company pursuant to an election made by Mr. Duke in a prior year. 4,599 of these Shares were deferred in the form of cash pursuant to an election made by Mr. Duke in a prior year. The aggregate amount credited to Mr. Duke’s deferred compensation accounts in connection with the deferrals in the form of cash was $217,947.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)
H. Lee Scott, Jr.	3,683,107	268,605	1,758,154	0	34,780,562

Thomas M. Schoewe	2,196,680	59,249	509,100	46,912	11,484,755

John B. Menzer	4,176,541	314,319	977,061	2,060,183	15,933,161

Michael T. Duke	2,335,360	216,192	548,977	0	11,504,054

Eduardo Castro-Wright	751,752	46,994	280,026	0	4,538,058

(1)	The amounts in this column represent salary, incentive payments under the Management Incentive Plan, and equity awards deferred under the Deferred Compensation Plan during fiscal 2007 pursuant to an election by the Named Executive Officer. Salary amounts deferred are included in the Summary Compensation table above under “Salary.” Amounts deferred under the Management Incentive Plan were earned in fiscal 2006 but paid and deferred in fiscal 2007. Because these amounts were earned in fiscal 2006, they do not appear in the Summary Compensation table above. Deferrals of equity awards were generally upon vesting pursuant to an election made in a prior year by the Named Executive Officer. The following table indicates the portion of each Named Executive Officer’s salary, payments deferred under the Management Incentive Plan, and equity that was deferred in fiscal 2007.

Name	Contributions	Amount ($)
H. Lee Scott, Jr.	Salary Management Incentive Plan Payments Equity	300,000 788,312 2,594,795

Thomas M. Schoewe	Salary Management Incentive Plan Payments Equity	72,000 935,580 1,189,100

John B. Menzer	Salary Management Incentive Plan Payments Equity	286,000 1,651,752 2,238,789

Michael T. Duke	Salary Management Incentive Plan Payments Equity	150,000 855,989 1,329,371

Eduardo Castro-Wright	Salary Management Incentive Plan Payments Equity	192,000 559,752 0

(2)	The amounts in this column represent participation incentive payments under the Deferred Compensation Plan and Company contributions to the SERP earned in fiscal 2006 but credited to the Named Executive Officer’s deferral account during fiscal 2007. Because this amount was earned in fiscal 2006, it does not appear in the Summary Compensation table above.

(3)	The amounts in this column represent all interest on contributions to the Deferred Compensation Plan and the SERP and dividend equivalents credited to deferral accounts during fiscal 2007. The “above market” portion of this interest is included in the Summary Compensation table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(4)	The amounts in this column represent amounts distributed from the Named Executive Officer’s deferral accounts during fiscal 2007 pursuant to an election made in a prior year to defer restricted stock to a date certain. On the date elected, the deferred amounts were distributed in either cash or Shares, pursuant to the election made during the prior year. For any distribution in the form of Shares, the amounts in this column represent the fair market value of such Shares on the date of distribution.

(5)	The table below reflects the year in which each Named Executive Officer first made contributions to the Deferred Compensation Plan:

Name	Participated Since
H. Lee Scott, Jr.	Fiscal year ended 1/31/1996

Thomas M. Schoewe	Fiscal year ended 1/31/2001

John B. Menzer	Fiscal year ended 1/31/1997

Michael T. Duke	Fiscal year ended 1/31/1997

Eduardo Castro-Wright	Fiscal year ended 1/31/2003

Under the Company’s Deferred Compensation Plan, all officers may defer up to 100 percent of their base salary and annual incentive awards under the Management Incentive Plan. Interest accrues on amounts deferred at an interest rate set annually by the CNGC, which is typically based on the ten-year Treasury note rate plus 2.70 percent. For the 2006 Deferred Compensation Plan year, the interest rate was 6.95 percent. The interest rate for the 2007 Deferred Compensation Plan Year, which began on April 1, 2006, and ended on March 31, 2007, was set at 7.07 percent. The interest rate selected was the ten-year Treasury note rate determined as of the first business day of January 2006, plus 2.70 percent.

The Deferred Compensation Plan provides an incentive payment to reward participants who have remained with the Company ten or more consecutive full years beginning with the year the participant first made a deferral under the Deferred Compensation Plan. Specifically:

•

In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the deferral account with an increment equal to 20 percent of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amounts (“20 Percent Increment”) in each of the first six years of the executive’s deferrals.

•	In the eleventh and subsequent years, the 20 Percent Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.

•

In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the deferral account with ten percent of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amount (“10 Percent Increment”) in each of the first six years of the participant’s deferrals.

•	In the sixteenth and subsequent years, the 10 Percent Increment is credited based on the amount deferred ten years earlier, plus earnings thereon.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Most of the Company’s plans and programs, including its deferred compensation plans, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Other than the non-competition agreements described below, the Company does not have any employment agreements with its Named Executive Officers. The Company does not have any pension plans or other defined benefit retirement plans in which the Named Executive Officers participate.

Non-competition agreements.    The Company has entered into an agreement with each of the Named Executive Officers that contains a covenant of such Named Executive Officer not to compete with the Company and that provides for certain post-termination payments to be made to such Named Executive Officer. Each agreement prohibits the Named Executive Officer, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s Associates for employment. For purposes of the agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by the Company at retail, is located in a country in which the Company has a store or in which the Named Executive Officer knows the Company expects to have a store within the next two years, and has annual retail sales revenue of at least $2 billion. No amounts are payable to a Named Executive Officer in the future with respect to such covenant not to compete. Each agreement also provides that, if the Named Executive Officer’s employment is terminated by the Company for any reason other than his violation of Company policy, the Company will continue to pay his base salary in effect immediately prior to his termination for two years following termination of employment, less any earnings the Named Executive Officer receives from other employment. Using each executive officer’s base salary for fiscal 2008, the maximum total payments by the Company to each Named Executive Officer under such termination circumstances would be as follows:

H. Lee Scott, Jr.	$2,800,000

Thomas M. Schoewe	$1,480,000

John B. Menzer	$2,080,000

Michael T. Duke	$1,950,000

Eduardo Castro-Wright	$1,550,000

Equity awards.    The notice of award applicable to each of the types of equity awards granted to Named Executive Officers generally includes provisions specifying the treatment of the award in the event of termination under various circumstances, as follows:

•

Options.    In the event of the death of one of the Named Executive Officers, all unexercisable options to purchase Shares would generally vest and become exercisable immediately, and remain exercisable until one year after death. Upon termination of employment for any other reason, unvested options generally do not vest and are forfeited. The following table shows the aggregate intrinsic value (i.e., the stock price minus the exercise price) of all unvested options that would have become exercisable in the event of the Named Executive Officer’s death on January 31, 2007 (based on the closing price of Shares on January 31, 2007, of $47.69). Any options “out of the money” as of January 31, 2007, are excluded for purposes of this table.

H. Lee Scott, Jr.	$665,004

Thomas M. Schoewe	$126,068

John B. Menzer	$244,782

Michael T. Duke	$189,102

Eduardo Castro-Wright	$136,572

•

Restricted stock.    In the event of the death of one of the Named Executive Officers after such Named Executive Officer’s tenth year of service to the Company, all unvested restricted stock held by such Named Executive Officer would generally vest. Prior to ten years of service to the Company, any shares of restricted stock granted three years or more prior to the death of such Named Executive Officer would generally vest. In the event that one of the Named Executive Officer’s status as an Associate was terminated by reason of disability or retirement on or after age 65, any restricted stock that would have vested within three months of the date of such termination would generally vest immediately. None of the Named Executive Officers had reached age 65 as of January 31, 2007. Upon termination of employment for any other reason, unvested restricted stock generally does not vest and is forfeited. The following table shows the value, as of January 31, 2007, of all unvested restricted stock that would have vested upon a Named Executive Officer’s death or disability on January 31, 2007 (based on the closing price of Shares on January 31, 2007 of $47.69):

	Upon Death	Upon Disability
H. Lee Scott, Jr.	$48,488,188	$1,282,003

Thomas M. Schoewe	$4,967,200	$192,286

John B. Menzer	$19,359,660	$213,651

Michael T. Duke	$13,873,307	$160,238

Eduardo Castro-Wright	$299,302	$0

•

Restricted stock rights.    In the event of the death of one of the Named Executive Officers, all unvested restricted stock rights would generally vest immediately. In the event that one of the Named Executive Officer’s status as an Associate was terminated by reason of disability, any restricted stock rights that would have vested within 90 days of the date of termination would generally vest immediately. Upon termination of employment for any other reason, including retirement, unvested restricted stock rights generally do not vest and are forfeited. The following table shows the value, as of January 31, 2007, of all unvested restricted stock rights that would have vested upon a Named Executive Officer’s death or disability on January 31, 2007 (based on the closing price of Shares on January 31, 2007, of $47.69):

	Upon Death	Upon Disability
Eduardo Castro-Wright	$115,029	$0

•

Performance shares.    In the event of the death of one of the Named Executive Officers on or after ten years of service to the Company, all performance shares held by such Named Executive Officer would generally vest in an amount equal to the number that would have vested at the end of the applicable performance cycle. In the event that one of the Named Executive Officer’s status as an Associate was terminated by reason of disability or by reason of death prior to completing ten years of service to the Company, all performance shares held by such Named Executive Officer would generally vest in an amount equal to the number that would have vested at the end of the applicable performance cycle, prorated based upon the number of full calendar months during the applicable performance cycle during which the Named Executive Officer was employed by the Company. Upon termination of employment for any other reason, including retirement, unvested performance shares generally do not vest and are forfeited. The following table shows the estimated value, as of January 31, 2007, of all performance shares that would have vested upon a Named Executive Officer’s death or disability on January 31, 2007 (based on the closing price of Shares on January 31, 2007, of $47.69 and assuming that target performance goals are achieved for each grant of performance shares):

	Upon Death	Upon Disability
H. Lee Scott, Jr.	$31,478,738	$8,155,276
Thomas M. Schoewe	$1,502,855	$1,502,855
John B. Menzer	$12,105,725	$2,917,817
Michael T. Duke	$9,516,825	$2,067,695
Eduardo Castro-Wright	$1,116,900	$1,116,900

In addition, the CNGC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a severance from the Company.

The Named Executive Officers also participate in the Company’s deferred compensation plans, the general terms of which are described in the CD&A. See “Nonqualified Deferred Compensation” above for information regarding the aggregate total compensation deferred by each Named Executive Officer as of January 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of the end of fiscal 2007 with respect to Shares that may be issued under the Company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	80,567,335	(2)	$46.31	132,774,575
Equity compensation plans not approved by security holders (1)	48,051		$35.63	N/A	(3)
Total	80,615,386		$46.31	132,774,575

(1)	ASDA Group Ltd. (“ASDA”), Wal-Mart’s wholly-owned subsidiary in the United Kingdom, sponsors two equity plans that were in effect and had grants outstanding at the end of fiscal 2007. The Company does not anticipate issuing grants from these plans in the future and cannot do so without shareholder approval under the requirements of the NYSE Listed Company Manual. The two equity compensation plans are as follows:

•

The ASDA Group Long Term Incentive Plan (“ASDA LTIP”) provides for stock option grants to ASDA officers at a discounted option price. The ASDA LTIP provides for a committee of ASDA’s board of directors to administer the ASDA LTIP and set the other terms of the options granted.

•

The ASDA 1994 Executive Share Option Scheme (“ESOS”) provides for stock option grants to ASDA senior Associates and directors at the average market price of Shares for the last three days in the week prior to the week of the grant. The ESOS provides for ASDA’s board of directors or a committee of ASDA’s board of directors to administer the ESOS and set the other terms of the options granted. Under the terms of the ESOS, no grants could or may occur after July 13, 2004.

(2)	This amount includes 5,145,723 performance shares granted under the 2005 Stock Incentive Plan, which represents the maximum number of performance shares that will vest assuming the Company meets or exceeds the maximum performance goals for each performance cycle. This amount includes the number of performance shares awarded to certain officers relating to the performance cycle ended January 31, 2007, that were actually paid out in fiscal 2008 after the performance of the Company for that performance cycle was certified in fiscal 2008. This amount also includes 510,186 Shares deferred by directors of the Company under the 2005 Stock Incentive Plan and the Director Compensation Plan. The weighted average exercise price does not take these awards into account.

(3)	There is no stated limit on the aggregate number of Shares that may be issued under the ASDA LTIP. Under the ESOS, no future issuances of Shares under the ESOS may occur.

STOCK OWNERSHIP

The following tables set forth ownership of Shares by major shareholders, directors, director nominees, and Executive Officers of the Company.

HOLDINGS OF MAJOR SHAREHOLDERS

There were 4,121,668,519 Shares outstanding on March 30, 2007. The following table lists the beneficial owners of five percent or more of the Shares as of March 30, 2007.

Shared Voting and Investment Power

Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership through Walton Enterprises, LLC		Other Shared, Indirect Ownership		Total		Percent of Class
Alice L. Walton	6,992,192		1,680,506,739 (shared ownership	(2) )	3,889,723	(3)	1,691,388,654	(2) (3)	41.04%

Helen R. Walton	750,000		1,680,506,739 (shared ownership	(2) )	0		1,681,256,739	(2) (3)	40.79%

Jim C. Walton	10,481,353		1,680,506,739 (shared ownership	(2) )	2,079,091	(3)	1,693,067,183	(2) (3)	41.08%

Estate of John T. Walton	2,174		1,680,506,739 (shared ownership	(2) )	0		1,680,508,913	(2) (3)	40.77%

S. Robson Walton	2,876,991	(1)	1,680,506,739 (shared ownership	(2) )	4,438,491	(3)	1,687,822,221	(1) (2) (3)	40.95%

(1)	The number includes 57,778 Shares held in the Profit Sharing/401(k) Plan on behalf of S. Robson Walton. He has sole voting power, but no investment power, with respect to these Shares.

(2)	Walton Enterprises, LLC holds a total of 1,680,506,739 Shares. Helen R. Walton, S. Robson Walton, the Estate of John T. Walton, Jim C. Walton, and Alice L. Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, as managing members of Walton Enterprises, LLC. The managing members have the power to sell and vote those Shares. The business address of each managing member is P.O. Box 1508, Bentonville, Arkansas 72712.

(3)	The number includes 2,174 Shares held by the Estate of John T. Walton, as to which Alice L. Walton, Jim C. Walton, and S. Robson Walton share voting and dispositive power (such Shares are also shown by the Estate of John T. Walton as having sole voting and dispositive power).

HOLDINGS OF OFFICERS AND DIRECTORS

This table shows the number of Shares held by each director, director nominee, and the Named Executive Officers on March 30, 2007. It also shows the Shares held by all of Wal-Mart’s directors, director nominees, and Executive Officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power		Total		Percent of Class
Aida M. Alvarez	2,962	150		3,112		*

James W. Breyer	81,052	0		81,052		*

M. Michele Burns	10,942	0		10,942		*

James I. Cash, Jr.	5,162	0		5,162		*

Eduardo Castro-Wright (2)	269,405	0		269,405		*

Roger C. Corbett	1,103	0		1,103		*

Douglas N. Daft	13,846	0		13,846		*

Michael T. Duke	1,000,820	0		1,000,820		*

David D. Glass	904,768	500,000	(3)	1,404,768		*

Roland A. Hernandez	42,764	0		42,764		*

John B. Menzer	1,245,120	0		1,245,120		*

Allen I. Questrom	0	0		0		*

Thomas M. Schoewe	770,736	0		770,736		*

H. Lee Scott, Jr.	3,637,333	3,148		3,640,481		*

Jack C. Shewmaker	3,205,224	2,250		3,207,474		*

Jim C. Walton	10,481,353	1,682,585,830	(4)	1,693,067,183	(4)	41.08%

S. Robson Walton	2,876,991	1,684,945,230	(4)	1,687,822,221	(4)	40.95%

Christopher J. Williams	11,877	0		11,877		*

Linda S. Wolf (2)	8,380	290		8,670		*

Directors and Executive Officers as a Group (24 persons)	25,376,357	1,685,452,646		1,710,829,003		41.51%

*	Less than one percent

(1)	These amounts include Shares that the following persons had a right to acquire within 60 days after March 30, 2007, through the exercise of stock options and vested Shares they hold in the Profit Sharing/401(k) Plan. These Share numbers are shown in the following table:

Name	Number of Shares underlying stock options exercisable within 60 days	Shares held in the Profit Sharing/401(k) Plan
Aida M. Alvarez	0	0

James W. Breyer	5,512	0

M. Michele Burns	0	0

James I. Cash, Jr.	0	0

Eduardo Castro-Wright	119,317	195

Roger C. Corbett	0	0

Douglas N. Daft	0	0

Michael T. Duke	586,482	1,120

David D. Glass	0	0

Roland A. Hernandez	14,946	0

John B. Menzer	842,190	1,051

Allen I. Questrom	0	0

Thomas M. Schoewe	418,863	354

H. Lee Scott, Jr.	2,426,620	25,712

Jack C. Shewmaker	14,946	0

Jim C. Walton	0	0

S. Robson Walton	0	57,778

Christopher J. Williams	0	0

Linda S. Wolf	0	0

Directors and Officers as a Group (24 persons)	4,735,329	88,246

The holdings of officers and directors also include stock units received by the Non-Management Directors as part of their compensation, as follows: Aida M. Alvarez (2,962 Shares), James I. Cash, Jr. (2,962 Shares), Douglas N. Daft (6,846 Shares), David D. Glass (319 Shares), Roland A. Hernandez (19,867 Shares), Christopher J. Williams (9,555 Shares), and Linda S. Wolf (5,995 Shares).

(2)	Eduardo Castro-Wright also owns stock options representing 9,481 shares of Wal-Mart de Mexico, S.A. de C.V., and Linda S. Wolf also owns 363 American Depository Receipts of Wal-Mart de Mexico, S.A. de C.V.

(3)	Amounts shown for David D. Glass include 300,000 Shares held by Glass Investments LLC and 200,000 Shares held by the Glass Family Foundation.

(4)	Amounts shown for S. Robson Walton and Jim C. Walton in this column include 1,680,506,739 Shares held by Walton Enterprises, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Wal-Mart’s directors, Executive Officers, and persons who own more than ten percent of the Shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require Wal-Mart to identify anyone who failed to file a required report or filed a late report during fiscal 2006. The Company believes that all Section 16(a) filing requirements were met, except that on June 7, 2005, 55 Shares were sold from a revocable trust for Linda S. Wolf, which was not reported until March 7, 2007.

RELATED-PARTY TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving Wal-Mart and any director, Executive Officer, director nominee, beneficial owner of more than five percent of the Shares, and any member of the immediate family of the foregoing. Wal-Mart believes that the terms of all of the following transactions are comparable to terms that would have been reached by unrelated parties in arms-length transactions:

During fiscal 2007, Frank C. Robson, the brother of Helen R. Walton, a beneficial owner of more than five percent of the Shares, personally and through partnerships or trusts, leased two store locations to Wal-Mart. Wal-Mart paid Mr. Robson or his related entities rent and other expenses of $866,513 under the leases during fiscal 2007. The Company anticipates that, in fiscal 2008, it will pay Mr. Robson, personally and through partnerships or trusts, approximately $707,000 in rent and other expenses pursuant to such leases.

During fiscal 2007, a manufacturing company and certain of its subsidiaries, which are owned by Jim C. Walton, a director and beneficial owner of more than five percent of the Shares, recorded consolidated sales of products to Wal-Mart in the amount of $233,550. The Company anticipates that it will purchase additional products in fiscal 2008 pursuant to purchase orders placed from time to time in the ordinary course of business totaling approximately $325,000.

During fiscal 2007, a banking corporation and certain of its bank subsidiaries, which are collectively owned by Jim C. Walton; S. Robson Walton, a director, Executive Officer, and beneficial owner of more than five percent of the Shares; and the Estate of John T. Walton, a beneficial owner of more than five percent of the Shares, made payments to Wal-Mart in the aggregate amount of $556,952 for banking facility rent and related ATM surcharges. The banking corporation and its affiliates made additional payments to Wal-Mart pursuant to similar arrangements that were awarded by Wal-Mart on a competitive-bid basis. The leases of banking facility space in various stores remain in effect, and it is anticipated that such banking corporation and its affiliates will pay Wal-Mart approximately $555,000 in fiscal 2008 pursuant to those leases not awarded on a competitive bid basis.

Stephen P. Weber, a manager in Wal-Mart’s Information Systems Division, is the son-in-law of Michael T. Duke, an Executive Officer. For fiscal 2007, Wal-Mart paid Mr. Weber a salary of $94,454, a bonus of $15,960, and other benefits totaling $16,610 (including Company contributions to Mr. Weber’s Profit Sharing/401(k) Plan account and health insurance premiums). For Mr. Weber’s performance in fiscal 2007, he also received a grant of stock options to purchase 314 Shares at an exercise price of $47.26 and 213 restricted stock rights. Mr. Weber continues to be an Associate, and in fiscal 2008, he may receive compensation and other benefits for his services to Wal-Mart in amounts similar to those received during fiscal 2007.

Mauricio Castro-Wright, a director of operations in Brazil, is the brother of Eduardo Castro-Wright, an Executive Officer. For fiscal 2007, Wal-Mart paid Mauricio Castro-Wright a salary of $191,259, a bonus of $82,398 and other benefits having a value of $80,149 (including Company contributions to Mr. Castro-Wright’s Profit Sharing/401(k) Plan account, SERP account, and payments related to his expatriate assignment). For Mauricio Castro-Wright’s performance in fiscal 2007, he also received a grant of stock options to purchase 733 Shares at an exercise price of $47.26 per Share and 496 restricted stock rights. Mauricio Castro-Wright continues to serve as a director of operations in Brazil, and in fiscal 2008, he may receive compensation and other benefits for his services to Wal-Mart in amounts similar to those received during fiscal 2007.

During fiscal 2007, Springdale Card & Comic Wholesale, Inc., which is owned by the son of David D. Glass, a director and former Executive Officer, had sales to Wal-Mart in the amount of $2,514,085. Wal-Mart may purchase additional products from Springdale Card & Comic Wholesale, Inc. in fiscal 2008 pursuant to purchase orders that are placed from time to time in the ordinary course of business.

Roland A. Hernandez, a director of Wal-Mart, beneficially owns more than ten percent of Inter-Con Security Systems, Inc. (“Inter-Con”). Wal-Mart and Inter-Con have conducted business since 1995, which was prior to Mr. Hernandez’s joining the Board in 1998. During fiscal 2007, Wal-Mart paid Inter-Con, through its subsidiary operating in Mexico, approximately $841,124 for security services. The Company anticipates that it will continue to purchase security services from Inter-Con during fiscal 2008 in amounts similar to or greater than amounts paid in fiscal 2007.

COMPANY PROPOSAL

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed E&Y as the Company’s independent accountants to audit the consolidated financial statements of the Company for fiscal 2008. E&Y and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent accountants since prior to the Company’s initial offering of securities to the public in 1970. E&Y served as the Company’s independent accountants for fiscal 2007 and reported on the Company’s consolidated financial statements for that year. Representatives of E&Y will attend the 2007 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Although shareholder ratification is not required, the appointment of E&Y as the Company’s independent accountants to audit the Company’s consolidated financial statements for fiscal 2008 is being submitted for ratification at the 2007 Annual Shareholders’ Meeting because the Company believes it is a matter of good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding E&Y’s appointment into consideration in future deliberations. If E&Y’s selection is not ratified at the 2007 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate E&Y’s engagement as the Company’s independent accountants without the approval of the Company’s shareholders whenever the Audit Committee deems termination appropriate.

E&Y’s fees for fiscal 2006 and fiscal 2007 were as follows:

	Fiscal 2006	Fiscal 2007
Audit Fees	$10,563,000	$12,236,000
Audit-Related Fees	$1,909,000	$1,290,000
Tax Fees	$487,000	$407,000
All Other Fees	$0	$0
Total Fees	$12,959,000	$13,933,000

A description of the types of services provided in each category is as follows:

Audit Fees—Includes the fees associated with the audit of the Company’s annual financial statements, the audit of: (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting, the review of the Company’s quarterly reports on 10-Q, statutory audits required internationally, comfort letters, and consents for and review of registration statements and other documents filed with the SEC.

Audit-Related Fees—Includes audits of the Company’s employee benefit plans, due diligence in connection with mergers and acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates (e.g., the audit of The Seiyu Ltd., a previously non-consolidated entity), and work related to the Company’s compliance with its obligations under SOX.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning related to mergers and acquisitions, employee benefit plans, and IRS ruling requests.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

For the above reasons, the Board recommends that the shareholders vote FOR the ratification of E&Y as the Company’s independent accountants for fiscal 2008.

SHAREHOLDER PROPOSALS

The text of the shareholder proposals and supporting statements appear exactly as received by the Company unless otherwise noted. All statements contained in the shareholder proposals and supporting statements are the sole responsibility of the proponents. The Company will provide the names, addresses, and shareholdings (to the Company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Wal-Mart’s Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

Some of the shareholder proposals contain assertions about Wal-Mart or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. However, the Board recommends a vote against each of the following shareholder proposals based on broader policy reasons as set forth in Wal-Mart’s statements in opposition following each shareholder proposal.

PROPOSAL NO. 3

CHARITABLE CONTRIBUTIONS REPORT

Resolved:    The shareholders request that Wal-Mart provide a report updated semiannually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Rationale for each of the charitable contributions.

To the extent reasonable and permissible, the report may include the type of information requested above for the Wal-Mart Foundation and other charities and foundations controlled or managed by the Company.

This report may be posted on the company’s website to reduce costs to shareholders.

Supporting Statement:

Wal-Mart’s assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests.

Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders. Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets.

Company executives exercise wide discretion over the use of corporate assets for charitable purposes.

Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. [See Special Report titled Wal-Mart Embraces Controversial Causes: Bid to Appease Liberal Interest Groups Will Likely Fail, Hurt Business, published by the National Legal and Policy Center (http://www.nlpc.org/pdfs/Wal-MartSpecial%20Report.pdf)]

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 3

Wal-Mart makes charitable contributions at the local store and club level and from its home office through the Corporate Giving Program, which includes the Wal-Mart Foundation and direct giving by the Company. Organizations apply for grants through individual stores and clubs, and the decision whether to donate is made at the store and club level. Wal-Mart’s policies concerning its charitable contributions made through the Corporate Giving Program and how to apply for a local grant are disclosed on its Web site, www.walmartstores.com. That Web site and the Company’s Web site at www.walmartfacts.com detail the Company’s philosophy on charitable giving, the types of monetary and non-monetary contributions that the Company has made and will make, how to apply for a local grant, what type of entities and activities are eligible for grants, and the type of activities as to which the Company will not make grants. In addition, the site provides a link to Wal-Mart’s current Charitable Giving report, which states the Company’s giving philosophy and itemizes its major contributions for the year.

On its Web site, www.walmartfoundation.org, the Wal-Mart Foundation provides its “Grass Roots Giving” community involvement policy, which describes what programs and activities are funded by the Wal-Mart Foundation, the types of activities that the Wal-Mart Foundation will not fund, the programs used to provide donations, the types of donations and grants made, and the eligibility requirements for receiving donations. The Wal-Mart Foundation also identifies the largest beneficiaries of the Company’s and the Wal-Mart Foundation’s donations for 2005, disclosing which organizations have received over $1,000,000, which have received between $500,000 and $999,000 and which have received between $100,000 and $499,999.

Aside from the information on its Web sites, the Company does not provide itemized information relating to each individual grant made. As the largest corporate cash contributor in America, Wal-Mart donated over $245 million in 2005 to tens of thousands of recipients. Because each store and club has its own funding for local contributions and grants and makes its own donation decisions, publishing grant-specific information would be unduly burdensome.

The Company believes that the information it provides to shareholders on its Web sites constitutes a clear statement of the Company’s policies surrounding charitable giving, the monetary and non-monetary contributions made, and its overall charitable giving rationale. As a result, the requested report would not provide shareholders with meaningful additional information related to the Company’s charitable contributions.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 4

UNIVERSAL HEALTH CARE POLICY

The provision of health insurance is crucial to productivity—the HR Policy Association estimates that the annual cost of reduced productivity stemming from the lack of coverage is at least $87 billion—and can be critical to attracting and retaining talented workers. Employer-based coverage is an essential part of America’s health insurance system and will continue to be so for the near term.

However, the cost of employer-sponsored health plans has increased by nearly 75 percent since 2000, with premiums increasing more rapidly than either inflation or wage growth. Health insurance costs are now among the fastest-growing business expenses for American corporations. In fact, The McKinsey Quarterly predicted that the average Fortune 500 company could see health benefit spending equal profits as soon as 2008.

According to Business Week, “The biggest issue for Corporate America in 2005 and beyond is getting out from under the crushing burden of costly medical-care benefits.” Soaring costs are putting upward pressure on cost structures and cutting into profits. They also make it difficult for American companies to compete in the global market place.

A study by the Manufacturers Alliance and the National Association of Manufacturers found that structural costs, of which the largest component by far is health care, add almost 23 percent to the price of doing business in the United States. Wilbur Ross, the investor responsible for restructuring Bethlehem Steel, estimated in a recent issue of The New Yorker that American companies are confronted with a 15 percent cost disadvantage versus firms from countries with universal health care.

Major American corporations are feeling the effects. General Motors’ CEO recently lamented that, “[GM’s] health care expense represents a significant disadvantage versus our foreign-based competitors. Left unaddressed, this will make a big difference in our ability to compete in investment, technology and other key contributors to our future success.” GM’s CEO is not alone. The Economist recently speculated that many American executives harbor similar sentiments and the U.S. Chamber of Commerce has identified the cost of health care as an issue affecting the ability of U.S. corporations to compete in global markets.

According to the Deloitte Center for Health Solutions, current attempts to hold down the cost of coverage are not demonstrating appreciable results. And eliminating benefits altogether is not a viable option either. According to Ford’s 2004/5 Sustainability Report, “Long-term, national solutions are needed.” In the meantime, state legislatures are beginning to address health coverage. Four states have passed universal health care bills, at least eight more are under consideration and an additional seven states are studying the possibility of a universal system.

Resolved:    Shareholders request that the company report (at reasonable cost and omitting proprietary information) on the implications of rising health care expenses and how it is positioning itself to address this public policy issue without compromising the health and productivity of its workforce. The report should be completed by June 30, 2007 and need not address specific benefit offerings.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 4

Wal-Mart is committed to high quality, affordable, accessible, and secure health care for all Associates and for all of America. The Company believes one of the greatest implications of rising health care expenses is the inaccessibility of health coverage. During 2006, the Company disclosed plans to bring affordable health care to Associates by: (i) reducing the waiting period for part-time Associates to twelve months, (ii) expanding the availability to its low premium medical plan, (iii) expanding health coverage eligibility to children of part-time Associates, and (iv) reducing co-pays to three dollars for some generic medicines. In January 2007, Wal-Mart announced that its initiatives had achieved considerable success: 90.4 percent of Associates have health coverage, whether through Wal-Mart or another source, and the 2006 open enrollment period observed nearly an 8 percent increase in the number of Associates eligible for Wal-Mart’s health care plans.

Wal-Mart provides a health care benefits report on its Web site, www.walmartfacts.com, which details its commitment to providing affordable, accessible benefits options to all Associates and helping Associates pay for health care expenses. The report also includes information about the Company’s efforts to promote and support Associates’ wellness and healthy lifestyle choices by providing convenient, affordable, and innovative opportunities to make healthy choices every day. The Company’s achievements, such as negotiating discounts with health care provider networks and offering new health plan options that better fit the Associate population, have resulted in an overall decrease in health insurance premiums paid by Associates from 2005 to 2006.

The Company also discloses its efforts to address rising health care expenses for all of America. In September 2006 the Company announced its $4 generic prescription program that, by November 2006, was available in 3,810 Wal-Mart pharmacies in 49 states. Most recently, in February 2007, the Company announced its partnership with leaders in business, government, labor, and public policy communities to launch the “Better Health Care Together” campaign, which included a set of four common sense principles for achieving a new American health care system by 2012:

•	We believe every person in America must have quality, affordable health insurance coverage;

•	We believe individuals have a responsibility to maintain and protect their health;

•	We believe that America must dramatically improve the value it receives for every health care dollar; and

•	We believe that businesses, governments, and individuals all should contribute to managing and financing a new American healthcare system.

As a result of the information Wal-Mart already provides to shareholders, either in the form of press releases or materials posted to its Web site, the Company believes that it has disclosed its view of the implications of rising health care expenses and how it is addressing the issue. The requested report would not provide shareholders with any meaningful additional information about the Company’s response to rising health care costs.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 5

PAY-FOR-SUPERIOR-PERFORMANCE PROPOSAL

Resolved:    That the shareholders of Wal-Mart Stores, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement:    We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 5

Wal-Mart recognizes that executive compensation is a key corporate governance issue and is committed to best practices in executive compensation. Both the CNGC and the Board support the concept of executive compensation that is tied to Company performance. To that end, the CNGC has designed and approved an executive compensation program that places less emphasis on base salary than on annual performance-based incentive payments and equity-based compensation. The CNGC and the Board believe that the Company’s executive compensation plans currently in place already are designed to reward and motivate performance and, furthermore, believe that the relevant performance criteria already are described in detail in the CD&A. As described in the CD&A, to emphasize the link between executive pay and Company performance, base salaries for the Company’s Named Executive Officers are generally set at less than 15 percent of TDC. This approach results in a substantial portion, approximately 80 percent to 95 percent, of Named Executive Officer TDC being “at risk” and tied to the Company’s financial performance and stock price.

The CNGC and the Board believe that, aside from base salary and certain perquisites and benefits, the other primary components of annual executive officer compensation are all inherently performance-based. As described in more detail in the CD&A, annual cash incentive payments under the Management Incentive Plan, performance shares, and performance-based restricted stock, are all subject to the satisfaction of various performance conditions, with no payment or vesting occurring unless threshold performance measures are satisfied. For example, in addition to setting threshold performance targets, both the Management Incentive Plan and the performance shares are designed to reward superior performance by providing participating officers the chance to earn increasing amounts as the threshold performance goals are exceeded. While stock options granted by the Company do not generally contain performance conditions to vesting, the recipients of such stock options will only realize an economic benefit to the extent that Wal-Mart’s common stock increases in value subsequent to the grant of such options.

The proposal requests that annual incentive payments and long-term compensation be conditioned on the Company’s performance exceeding “its peers’ median or mean performance.” The CNGC and the Board believe that Wal-Mart, as the world’s largest retailer with approximately 1.9 million Associates worldwide, is a unique company with unique challenges and opportunities. Moreover, the CNGC and the Board believe that the Company’s compensation programs must be designed in light of this unique position. As described in the CD&A, the CNGC believes that no single peer group adequately reflects the Company’s unique circumstances, and therefore the CNGC engages in benchmarking of executive compensation against a variety of carefully selected peer groups. Because of the size of the Company relative to its peers, the Board and CNGC believe that conditioning the Company’s incentive payments and long-term equity compensation simply on exceeding the median or mean performance of a peer group with respect to a particular measure of financial performance would not be appropriate.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 6

EQUITY COMPENSATION GLASS CEILING

Wal-Mart founder Sam Walton’s legacy was a company known for creating a better, more secure life for all associates. “Mr. Sam” believed the collective work of associates contributed to customer and shareholder value. He was fond of telling tales of greeters and cashiers who retired as millionaires thanks to Wal-Mart stock they received along with their pay.

More than 60% of the company’s associates are women, and nearly 30% are employees of color (WalMartFacts.com). We don’t know what share of the company’s stock options and restricted stock goes to these women and minority associates. We do know that over the last three years, the company’s top five officers (.000003 of all employees), collectively have received between 4.8% and 18.2% of the total stock options granted each year (Wal-Mart’s proxy statements). Of the top five officers spanning the last three years, none are women and only since 2005 has one of those positions been held by a non-white. Many large U.S. companies distribute options broadly among employees. The wealth generated from these option gains have allowed employees to fund a family member’s college education, make a down payment on a house, provide for retirement or establish a reserve pool for emergencies.

Wal-Mart’s compensation policies are under increased public scrutiny. Employment discrimination litigation can be costly and risks damaging a company’s reputation. In 2000, Coca-Cola settled one of the nation’s largest employee racial discrimination suits for $192 million. Three years earlier, Home Depot spent $104 million of shareholders’ money to settle gender discrimination charges involving 25,000 female employees. A gender discrimination suit involving 1,600,000 current and former female employees of Wal-Mart alleges the company engaged in a pattern and practice of discriminating against women in promotions, pay, training, and job assignments. US District Court Judge Martin Jenkins, who certified this class action, called the pending case “historic in nature, dwarfing other employment suits that came before it.”

Resolved, shareholders request that the Board prepare a report documenting the distribution of last year’s equity compensation by race and gender of the recipient of stock options and restricted stock awards (i.e., the percentage of equity compensation received by white men, white women, African-American men, African-American women, and so on.) The report shall also provide context explaining recent trends within Wal-Mart’s equity compensation granted to women and employees of color. The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders, upon request, no later than November 1, 2007.

Supporting Statement

This report will help shareholders determine whether there is an equity compensation glass ceiling at Wal-Mart that might lead to potential future liability. In requesting this report, we wish to be sure all Wal-Mart associates receive wealth-creating opportunities that fairly reflect their contribution to the company. We believe the disclosure of this information is consistent with our company’s stated commitment to greater transparency and corporate diversity.

Please vote FOR this proposal.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 6

Wal-Mart sponsors several compensation plans that provide equity-based awards to Associates. The independent CNGC is responsible for awarding equity-based compensation to Executive Officers. The SOC is responsible for administering awards to eligible Associates who are not Executive Officers. Neither the CNGC nor the SOC considers race or gender of any Associate in granting equity-based compensation. Both committees grant equity awards based on the Associate’s performance and position in the Company, performance, importance to the Company’s business, and, in certain cases, for retention purposes of the Associate.

The CNGC, however, has taken diversity into consideration with respect to the compensation of all the Company’s officers, including the CEO and the members of the Executive Committee of the Company. Beginning in fiscal 2005, the CNGC established diversity goals as part of the performance measures applicable to the incentive payment under the Management Incentive Plan. The CNGC set these objective diversity initiatives to motivate officers to achieve the Company’s diversity goals while adhering to the Company’s commitment to select the most qualified individual for each position. For fiscal 2007, an officer’s annual incentive payment could have been reduced by up to 15 percent for not meeting the diversity goals. Diversity is and has been a responsibility of Wal-Mart’s officers, and the potential reduction in the incentive payment under the Management Incentive Plan ensures that Wal-Mart’s officers are held accountable for doing what they are supposed to do. In addition, beginning in fiscal 2008, certain non-officer field and home office managers’ annual incentive payment may be reduced by up to 15 percent for not meeting the diversity goals, which are considered as part of the manager’s evaluation.

The Board believes that preparation of the proponent’s report with respect to equity compensation would not be meaningful due to the reliance on Associate performance and position in granting equity compensation awards and our executive compensation philosophy.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 7

COMPENSATION DISPARITY

Resolved: Shareholders request that the Board’s Compensation Committee review Wal-Mart’s senior executive compensation policies and make available (at reasonable cost, omitting proprietary information) within six months of the annual meeting, a report of that review, including:

1.	A comparison of the salary, health and pension benefits, bonuses and profit sharing, stock options and all other forms of compensation (including paid vacation, store discounts or other perks and retirement packages) of top executives and of our company’s lowest paid workers in the United States in July 1996 and July 2006.

2.	An analysis of any changes in the relative size of the gap between the two groups and the rationale justifying this trend.

3.	An evaluation of whether the total compensation packages of our top executives are “excessive” and whether greater oversight is needed over the various components of those compensation packages.

Supporting Statement:

Concern continues to mount about the explosion in compensation for top corporate executives. These packages have frequently become excessive, have increased the compensation (e.g. health care benefits; cash) gap between highest and lowest paid employees and have weakened the connection between corporate performance and executive compensation.

We believe that executive compensation systems should provide incentives to build a successful, sustainable company, but that prosperity should be fairly shared within the company.

According to Wal-Mart’s SEC filings for the fiscal year ended January, 2005, our CEO received total compensation worth not less than $10,610,858.

Our CEO’s compensation was approximately 600 times the average pay of Wal-Mart’s US employees in fiscal 2006 and more than 1,000 times the average pay in previous years. (Our calculations assume an average wage of $9.68, reported by Wal-Mart—9.68 x 35 hours per week x 52 weeks per year.)

In an October 12, 2006 Wall Street Journal lead story entitled, “Behind Soaring Executive Pay, Decades of Failed Restraint,” Kevin Murphy, a professor at the University of Southern California’s Marshall School of Business, “calculates that average CEO pay was 369 times as much as the average earned by a worker last year, compared with 131 times in 1993 and 36 times in 1976. Meanwhile, the average U.S. paycheck has barely kept ahead of inflation in recent years.”

Shareholders are entitled to an explanation of why the ratio is so large at Wal-Mart and what steps, if any, are being taken to further reduce that ratio, especially because we believe that a company’s success is driven not merely by the CEO, but rather by the entire executive team and the whole workforce. At DuPont, the CEO’s cash compensation is limited to twice that of the next highest officer.

If you believe that the Company has adequate controls in place to assure that executive compensation is not overly excessive, vote against this proposal. If you believe that executive compensation at Wal-Mart is in need of greater scrutiny, please support this proposal.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 7

All Associates make important contributions to the success of Wal-Mart. The Company is committed to paying its Associates fairly in accordance with their job responsibilities, their performance in those jobs, and their ability to contribute to Wal-Mart’s overall success, taking into account competitive and market factors. As described in the CD&A of this proxy statement, our compensation program is designed to compensate our Associates fairly based on their performance and contribution to the Company, to provide opportunities for greater financial rewards to Associates who perform and assume broader job responsibilities, to provide incentives to attract and retain those Associates, and to instill in them a long-term commitment to the Company and a sense of Company ownership, all consistent with the shareholders’ interests.

The compensation of the Executive Officers is subject to the oversight and approval of the CNGC, which is composed entirely of Independent Directors. In addition, in January 2007, the CNGC retained an independent compensation consultant to advise and assist it in assessing the fairness and appropriateness of Executive Officer compensation. Both the Board and the CNGC believe that Wal-Mart’s compensation philosophy and the procedures for determining the compensation of the Executive Officers and other Associates are in the best interests of the Company and its shareholders.

The Board believes that the shareholders already have available to them the information necessary to assess the compensation practices of the Company, including the differences between the pay and benefits of our Named Executive Officers and the pay and benefits of our store Associates.

The CD&A provides a comprehensive review of Wal-Mart’s philosophy for compensating its Named Executive Officers, the components of the Named Executive Officer compensation program, and the method for determining and approving the compensation for Named Executive Officers. This proxy statement also includes detailed information about the total direct compensation and other compensation provided to the Named Executive Officers during fiscal 2007.

On the Company’s information Web site, www.walmartfacts.com, the Company discloses the average hourly wage paid to store Associates in the U.S. as well as the average hourly wage paid to store Associates in a number of U.S. cities. In addition, the Web site and the CD&A describe other benefits, including perquisites, available to Associates, including our Named Executive Officers.

The information described above provides shareholders the information necessary to understand and assess the Named Executive Officer compensation practices and the differences between the pay and benefits of the Named Executive Officers and that of other Associates. Although the requested report might provide some historical data not otherwise readily accessible, the Company must set the compensation of Associates, including its Named Executive Officers, based on conditions and competitive factors in the market today. As a result, the Board believes that the requested report would not provide the shareholders with additional information pertinent to a sound assessment of the Company’s current compensation practices and such a report would be an unnecessary use of the Company’s resources.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 8

BUSINESS SOCIAL RESPONSIBILITY REPORT

Resolved: The shareholders request that the Board of Directors prepare by November 2007, at reasonable expense and omitting proprietary information, a Business Social Responsibility Report. The report may describe Company activity and plans with respect to improving the business environment, such as:

1.	Reducing the adverse impact on the Company of unmeritorious litigation, unnecessarily burdensome laws and regulations, and taxes;

2.	Promoting key pro-free enterprise principles and public policies that expand business opportunities and increase shareholder value, including private property rights, trade liberalization, and deregulation; and

3.	Promoting the social benefits of business and the virtues of capitalism through support of pro-free enterprise nonprofit groups, public relations and participation in effective business trade organizations.

Supporting Statement:

Shareholders expect management to take appropriate actions to advance shareholder interests, including participating in public policy debates and lobbying activities.

Shareholders have a right to know to what extent management is meeting this expectation so that they may take appropriate action on their own, including altering their investment or participating themselves in public policy debates.

Frivolous litigation, excessive jury verdicts and legal fees, and class action lawsuit abuse; unnecessarily burdensome laws and regulations; high corporate taxes; and other anti-business conditions may create a business environment that is adverse to management’s main responsibility—increasing shareholder value.

Frivolous lawsuits reduce economic growth and prosperity, costing an estimated $200 billion per year according to the Manhattan Institute. Unmeritorious lawsuits can devastate companies and entire industries.

Some laws and regulations may be illegal, unfair or unduly burdensome—costing too much for the produce in benefits. In 2006, a federal court struck down a Maryland law designed to compel Wal-Mart to spend more money on employee health care. In November 2006, the Committee on Capital Markets Regulation identified the Sarbanes Oxley Act of 2002 as a burdensome law needing reform.

The current federal corporate income tax is complex, costly, and burdensome for businesses. Federal tax laws and regulations exceed 50,000 pages. Annual tax compliance costs may reach $200 billion per year. The U.S. has the second-highest corporate tax rate among 69 countries, according to the Cato Institute.

The 2003 dividend-tax cut reduced the cost of owning stock and encouraged firms to pay out dividend checks to shareholders, and enabled Fortune 500 companies to pay $60 billion more in dividends checks than before, according to the Cato Institute.

Businesses provide myriad social benefits including: valuable goods and services, jobs and related benefits, individual and societal wealth creation, technological innovation, and tax revenues.

Failing to promote the social value of business and its philosophical basis (i.e., capitalism and free enterprise), and failing to defend business from unmeritorious and harmful attacks by opportunistic politicians and anti-business social activists, businesses risk losing the battle for public opinion. The loss of public esteem may subject business to greater government regulation, increased lawsuit pressure and higher taxes—all of which contribute to a more hostile business environment that may harm shareholder value.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 8

Wal-Mart’s commitment to its shareholders, as well as its commitment to its customers, Associates, and the communities and countries in which Wal-Mart operates always has been a key part of its values. These values are embodied in the Company’s three basic beliefs: (1) Respect for the Individual, (2) Service to the Customer, and (3) Strive for Excellence. By adhering to these basic beliefs, Wal-Mart has done and continues to do those things most necessary to ensure its continued success and to protect and maximize shareholder value.

The Company is involved in a number of political, lobbying, and business initiatives that, with respect to legislative reforms and public policies, could dramatically affect the Company’s business and operations. As such, the Company, as a matter of policy, does not generally discuss programs or strategies it may undertake to address issues relating to unnecessarily burdensome laws or unmeritorious litigation, strategies to expand business opportunities and increase shareholder value, or the business rationale behind political contributions or support of business trade organizations. To disclose this information in a publicly available report potentially could render those strategies or programs ineffective, which could place the Company at a competitive disadvantage. Parties with adverse interests would have equal access to the information, benefiting these parties to the detriment of the Company and its shareholders. Therefore, where the Company believes it in its best interests to disclose the matters discussed in the proposal publicly, it does so either through press releases or posting such information on its corporate Web site at www.walmartstores.com and at www.walmartfacts.com. The Board does not believe that a report in the form that the proponent requests would be in the best interests of the Company or its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST the proposal.

PROPOSAL NO. 9

EXECUTIVE COMPENSATION VOTE

Resolved, that the shareholders of Wal-Mart Stores, Inc. (“Wal-Mart” or the “Company”) urge the board of directors to adopt a policy under which shareholders could vote at each annual meeting on an advisory resolution, to be proposed by Wal-Mart’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation that sometimes appears to be insufficiently aligned with the creation of shareholder value. Recent media attention on questionable dating of stock options grants by companies has also raised investor concerns.

A new SEC rule, which received record support from investors, requires companies to disclose additional information about compensation and perquisites for top executives. In adopting this rule, the SEC made it clear that market forces, not the SEC, should provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not give shareholders enough mechanisms to provide input to boards on senior executive compensation. By contrast, public companies in the United Kingdom allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.

U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans, but those plans set only general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have a means to provide ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, PAY WITHOUT PERFORMANCE 49 (2004))

Similarly, performance criteria submitted for shareholder approval that would allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and inadequate instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Wal-Mart’s board to let shareholders express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote would, we think, provide Wal-Mart with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote FOR this proposal.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 9

Wal-Mart recognizes that executive compensation is a key corporate governance issue and is committed to best practices in executive compensation. The CNGC is responsible for evaluating and approving Executive Officer and director compensation, including equity-based compensation and other incentive compensation plans. The CNGC is comprised entirely of directors who are independent under applicable New York Stock Exchange rules and regulations.

Wal-Mart believes that this proxy statement provides detailed information regarding the compensation paid to Named Executive Officers and that the Compensation Discussion and Analysis provides a comprehensive review of Wal-Mart’s executive compensation philosophy and programs, which are designed to:

•	Provide fair, competitive compensation to the Named Executive Officers and other Associates based on their performance and contributions to the Company;

•	Attract the talent necessary to achieve the Company’s business objectives;

•	Retain the Named Executive Officers and other Associates by instilling a long-term commitment to the Company and its shareholders;

•	Develop a sense of Company ownership and align the interests of the Company’s Named Executive Officers and other Associates with shareholder interests; and

•	Provide opportunities for greater financial rewards to those Named Executive Officers and Associates who perform and assume broader job responsibilities.

While Wal-Mart supports the goal of giving shareholders the opportunity to provide feedback related to executive compensation, the Board believes that shareholders currently have the ability to provide such feedback. As described in the Corporate Governance section of this proxy statement, shareholders have various means, including email and written correspondence, to communicate with the entire Board, with the CNGC, or with individual directors. The Board believes that by means of these communications, shareholders can provide the Board and CNGC with specific feedback regarding Wal-Mart’s executive compensation philosophy and practices, as opposed to an advisory vote which would not provide the Board or CNGC with any meaningful insight into specific shareholder concerns. In addition, shareholders who are not satisfied with the performance of the CNGC or Board with respect to executive compensation already have the ability to express such dissatisfaction by means of withholding votes for one or more directors, all of whom are elected on an annual basis.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 10

POLITICAL CONTRIBUTIONS REPORT

Resolved:    That the shareholders of Wal-Mart Inc., (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement:    As long-term shareholders of Wal-Mart Inc., we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of shareholders.

Company executives exercise wide discretion over use of corporate resources for political activities. These decisions involve political contributions, called “soft money,” and payments to trade associations and related groups that are used for political activities. These expenditures are not disclosed. In 2006, the Company contributed $743,055 to 527s and at least $957,000 at the state level (www.fecinfo.com and www.followthemoney.org).

However, its payments to trade associations, such as the Retail Industry Leaders Association (RILA), used for political activities are undisclosed and unknown. RILA has taken the position that, “The government should not rush to require the use of “smart containers” or “electronic seals.” (Statement submitted by RILA, Subcommittee on Crime, Terrorism and Homeland Security of the House Judiciary Committee, 3/15/05 Hearing). We believe our Company’s support of RILA puts it in the perverse position of hindering national security improvements, putting our shipments at risk and U.S. citizens’ well being in jeopardy, which reflects poorly on our commitment to customers.

The result: shareholders and management may be harmed by trade associations’ activities, which do not serve the best interests of our Company. The proposal asks the Company to disclose political contributions and payments to trade associations and other tax-exempt organizations. Publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to evaluate political use of corporate assets.

We urge your support FOR this critical governance reform.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 10

Our business is subject to extensive regulation at the federal and state levels. Wal-Mart seeks to be an effective participant in the political process by making prudent political contributions consistent with federal, state, and local laws. Wal-Mart is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure.

Since the early 1970s, corporate contributions have been prohibited at the federal level. Political contributions to federal candidates, political party committees, and political action committees are made by Wal-Mart’s political action committee (“Wal-PAC”), which is funded by voluntary contributions of management Associates. The activities of Wal-PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. Wal-PAC files monthly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, Wal-Mart submits to Congress semi-annual reports, which also are publicly available.

At the state level, Wal-Mart’s political contributions also are subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. That information is also publicly available.

In addition, the proposal falsely and misleadingly implies that Wal-Mart, through its contributions to trade associations, is “hindering national security improvements, putting our shipments at risk and U.S. citizens’ well being in jeopardy . . . .” Wal-Mart is committed to the highest standards of safety and security throughout its supply chain worldwide. Wal-Mart actively participates in programs that help ensure the security of cargo delivered into the United States, such as the Customs-Trade Partnership Against Terrorism (“C-TPAT”), which is a voluntary program of the Customs and Border Protection Agency and private industry. While there is no single method for ensuring supply chain security, Wal-Mart continually evaluates the security of its worldwide supply chain, supports legislation such as the Safe Port Act, and independently and collaboratively tests technology and systems that improve security and safety in Wal-Mart’s supply chain and beyond.

As a result of the disclosures mandated by law, the Board has concluded that ample disclosure exists regarding Wal-Mart’s political contributions to alleviate the concerns cited in this proposal. In addition, the Board believes that the disclosure of the business rationale behind each political contribution, as requested in this proposal, would place Wal-Mart at a competitive disadvantage by revealing its long-term business strategies and priorities. The Company is involved in a number of legislative initiatives that could dramatically affect its business and operations. Because parties with adverse interests also participate in the political process for their own business reasons, any unilateral expanded disclosure by Wal-Mart could benefit these parties to the detriment of Wal-Mart and its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 11

SOCIAL AND REPUTATION IMPACT REPORT

WHEREAS, Wal-Mart’s reputation has resulted in communities around the country trying to halt construction of new stores or forcing Wal-Mart to pay higher wages and benefits (Business Week online, 10/30/06); and

WHEREAS, a study conducted for Wal-Mart by the consulting firm McKinsey & Co. found that at least 2% to 8% of the company’s customers have stopped shopping at the company’s stores because of its reputation (Business Week online, 10/30/06); and

WHEREAS, in October 2006, a state jury found that Wal-Mart Stores Inc. knowingly violated Pennsylvania labor laws by forcing employees to work during rest breaks and off the clock. Wal-Mart reportedly faces minimum damages of $62 million according to state labor statues, and the total could easily exceed $100 million (The Wall Street Journal, 10/13/06); and

WHEREAS, Wal-Mart, reportedly settled a Colorado case for $50 million, and is appealing a $172 million penalty from a California jury last year (The New York Times, 10/13/06); and

WHEREAS, Wal-Mart, reportedly, is pushing to create a cheaper, more flexible work force by capping wages, using more part-time workers and scheduling more workers on nights and weekends, changes some workers say are further reducing their already modest incomes and putting a serious strain on their personal lives (The New York Times, 10/12/06); and

WHEREAS, at several stores in Florida, employees reportedly said that managers have suddenly barred older employees with back or leg problems from sitting on stools after using them for years while working as cashiers, store greeters or fitting-room attendants (The New York Times, 10/2/06); and

WHEREAS, in March, 2006, workers from a Wal-Mart in Nitro, W.VA., held a small protest rally in the center of town after Wal-Mart managers demanded 24-hour availability and cut the hours of workers who balked; and workers from stores around the country reportedly said in interviews that similar demands had been made on them (The New York Times, 10/2/06); and

WHEREAS, Investment & Pensions Europe—IPE.com reported that Wal-Mart was excluded from the Norwegian Government Pension Fund—Global investment universe because of alleged serious and systemic human rights violations (IPE.com 6/Jun/06);

Resolved:    The shareholders request the Board of Directors to issue a report to the shareholders, by September of 2007, on the negative social and reputational impacts of reported and known cases of management non-compliance with International Labor Organization (ILO) conventions and standards on workers’ rights and the company’s legal and regulatory controls. The report should include the Board’s recommendations and actions taken to improve compliance.

Supporting Statement

Investors, consumers and civil society increasingly are demanding that companies adopt good governance policies to promote sustainable business development, which includes the protection of human rights, process transparency, and disclosure of compliance by directors and management. Companies that do not incorporate such non-financial factors in their indicators of success could fail to win the support of investors, consumers and other stakeholders.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 11

As the world’s largest private employer, Wal-Mart knows that its continued success is due to the efforts of its 1.9 million Associates worldwide. The Company is fully committed to treating its Associates fairly and complying with all applicable labor and employment laws and regulations in all of the states and countries in which Wal-Mart operates.

The International Labor Organization (the “ILO”) is a United Nations agency involved in creating international labor conventions and standards. None of the ILO’s over 200 conventions and standards constitutes the law of a country unless adopted as or otherwise made a part of the country’s law. The pattern of adoption among countries varies widely. The United States has ratified only 14 of the ILO conventions since the first convention was published in 1919, and most of those 14 conventions have no pertinence to the Company’s operations. Nevertheless, the Board has been requested to report on the social and reputational impact of management’s alleged non-compliance with those many and varied ILO standards. Moreover, the cases and incidents described in this proposal, as well as the class actions and other labor-related proceedings to which the Company is a party, do not involve allegations that the Company has not complied with ILO conventions or standards. As a result, the Company believes that the requested report would not provide shareholders with any true benefit or even transparency as to matters regarding protection of human rights this proposal seeks.

The Company repeatedly has defended itself against and consistently denied the allegations of management’s non-compliance with legal and regulatory controls in the class actions and other proceedings brought against it based on labor law-related claims. This proposal requests that the Board issue a report that proceeds from the assumption that management has not complied with those controls and, as such, asks for a report based on a premise that is inconsistent with the Company’s position in pending legal proceedings. Consequently, the Board believes that a report of the type requested by this proposal could not properly be issued and that the issuance of such a report would be contrary to the Company’s and the shareholders’ best interests.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 12

CUMULATIVE VOTING

Resolved: Cumulative Voting. Shareholders recommend that our Board (take all the steps in their power to) adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 sponsors this proposal.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and 55% at GM in 2006. The GM 55% vote was up from 49% in 2005.

Cumulative voting allows a significant group of shareholders to elect a director of its choice safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting could encourage the election of one director with greater expertise and interest in improving our corporate governance.

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported:

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:

“D” in Board Effectiveness

“High” in Overall Governance Risk Assessment

•	The Corporate Library also rated our company “High Concern” in Executive Pay:

•	Our CEO’s base salary exceeded the median for a company of this size by more than 20%.

•	Yet our CEO’s personal shareholdings declined over the past year.

•	The amount of our CEO’s “All Other Compensation” questioned our board’s ability to ensure that the executive pay process was sufficiently performance-related.

•	Our CEO’s total annual pay exceeded the median for a company of this size by more than 20%.

•	Our CEO’s total pay for the reported period, including realized options, exceeded the median for a company of this size by more than 20%.

Additionally:

•	Five of our outside directors had reported relationships with our company that could be a conflict of interest—Independence concern.

Mr. Glass

Mr. Hernandez

Mr. Shewmaker

Mr. Breyer

Mr. Walton

•	Plus 2 of our directors were insiders—Independence concern.

•	Our directors also served on boards rated D by The Corporate Library:

1) Mr. Hernandez Chaired our Audit Committee

MGM Mirage (MGM)	D-rated
Lehman Brothers (LEH)	D-rated
[Ryland] Group (RYL)	D-rated

2) Mr. Daft On our Executive Pay Committee

McGraw-Hill (MHP)	D-rated

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for Cumulative Voting.

Cumulative Voting

Yes on [12]

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 12

In September 2006, the Company announced that the Board amended the Bylaws to adopt majority voting in the election of directors, a voting method that had been proposed by shareholders in recent years. As the Company explained in its September 2006 announcement, changes to Delaware law in 2006 allowed the Company to adopt a majority vote standard without risking the possibility of an unelected “holdover director” that could occur under prior law. Upon careful consideration, the Board concluded that a majority vote standard was in the best interests of the Company and its shareholders.

Under the majority voting standard, to be elected in uncontested elections of directors, nominees for election as directors of the Company must receive a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In contested elections, directors will continue to be elected by the vote of a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. The Company’s majority voting process is described in detail in the Voting Information section of this proxy statement. In addition, the Bylaws are available for your review on the Company’s Web site at www.walmartstores.com.

The Board believes that majority voting is the fairest way to elect the Company’s directors in uncontested elections, as well as the method most likely to produce a Board that will effectively represent the interests of the Company’s shareholders. Cumulative voting, on the other hand, permits the holders of less than a majority of the votes cast to elect a director. A director elected in that way may be more inclined to promote special interest representation on the Board and may not represent the best interests of the majority of Wal-Mart’s shareholders. Wal-Mart’s voting system must be a reliable process for the election of qualified directors who will represent the interests of the majority of the Company’s shareholders, and not the particular interests of a fraction of those shareholders.

In addition, a majority voting standard, when combined with cumulative voting, raises difficult technical and legal issues for which no precedent or easy solutions exist. Concerns such as these have led groups such as the American Bar Association Committee on Corporate Laws, the Council of Institutional Investors, and the Institutional Shareholder Services Institute for Corporate Governance to indicate that majority voting should not apply when companies allow cumulative voting.

Majority voting gives each vote that an individual shareholder has the ability to have a real and direct effect on the composition of the Board and will help ensure that the Board remains accountable to all of the shareholders. Accordingly, the Board believes that the present method of voting not only best promotes the election of directors who will represent the interests of the stockholders as a whole, but also ensures that each shareholder will have a meaningful voice in whether each of the director nominees is elected to the Board.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 13

QUALIFICATIONS FOR DIRECTOR NOMINEES

WHEREAS Most Director Nominees come from businesses totally unrelated to the corporation to which they have been nominated to serve on its independent executive governance Board;

WHEREAS It is known, throughout the financial industry, that Presidents-CEOs, with the power vested in one person, can, and have, nominated or appointed their own Boards of Directors. John Kenneth Galbraith, the renown economist, said, “Senior Executives in the great corporations of this country set their own salaries.... and stock option deals.... subject to the approval of the Board of Directors that they have appointed. Not surprisingly, the Directors go along”. (The Dallas Morning News, 1-16-2000, p. 1/10J)

WHEREAS Most corporate Directors in the United States are, largely, made up of present or past Chairmen, CEOs or Presidents of other corporations who, back home, have or had the power to nominate their own Boards of Directors;

WHEREAS Directors, nominated in such a fashion, have been called “Puppets” by the author of this Proposal; “Flunkies” by David Broder of The Washington Post, and “Rubber-stampers” by Steve Hamm of BusinessWeek magazine;

WHEREAS Sir J.E.E. Dalberg said, “Power tends to corrupt and absolute power corrupts absolutely”;

WHEREAS ALL the non-employee Directors, COMBINED, often do not own enough shares in the corporations to which they have been nominated to have genuine feelings of fiduciary responsibility to its shareholders. Their allegiance tends to be directed toward the Chairmen-CEOs-Presidents who nominated them, as revealed in the enormously distorted Compensation Packages awarded to Principal Executives that are often totally unrelated to Performance year after year after year.

WHEREAS NO salaried employees shall qualify as Director Nominees since their presence on the Board truly corrupts and destroys its function as a totally independent executive governance body;

WHEREAS To have a totally and truly independent executive governance Board, the Director nominees must come from sources over which Chairmen-Presidents-CEOs, and other Principal Executives in the corporation, have no control;

THEREFORE, be it RESOLVED That all Director Nominees must be:

1.	Individual Investors who shall, for at least the past three (3) years, have been, and currently are, the sole owner of at least five million dollars ($5,000,000) of the corporation’s shares, and/or

2.	Individuals from Mutual, Pension, State Treasury Funds, Foundations or Brokerages holding or representing at least two million (2,000,000) voting shares in the corporation to which they seek to be nominated.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 13

The Board recognizes that a board of directors consisting of qualified, experienced members, a majority of whom are independent, is critical to good corporate governance. To this end, the Board has in place a set of criteria that directors of the Company must meet and a director candidate review process that the Board and CNGC follow in identifying, considering, and selecting director candidates that the Board believes sufficiently address the concerns expressed by this proposal. The criteria for directors and the Board’s director candidate review process are discussed in the Nomination Process for Director Candidates section of this proxy statement. In addition, information on the director candidate review process can be found in the Corporate Governance Guidelines and CNGC Charter, which are posted on the Company’s Web site at www.walmartstores.com.

The Board also recognizes that the ownership of Shares by directors can be an effective method of aligning directors’ interests with the interests of shareholders. As a result, in 2003 the Board adopted Share ownership guidelines for all Non-Management Directors, as described in the Compensation of the Directors section of this proxy statement. Under those guidelines, each Non-Management Director must own, within five years from the director’s initial election or appointment to the Board, an amount of Shares, restricted stock, stock units, or a combination thereof having a value at least equal to five times the annual retainer component of the Non-Management Director’s compensation in the year the Director initially was elected to the Board. The Board believes that this level of Share ownership is sufficient to ensure the alignment of the interests of directors with the best interests of the Company’s shareholders and still permits the Company to attract qualified and talented director candidates to serve on the Board.

If implemented, this proposal would set an excessively high Share ownership level and an excessively long holding period as a qualification for nomination as a director. The Board believes that the proposal’s requirements would prevent the Board from considering many talented and experienced persons who are otherwise highly qualified candidates but who have not accumulated considerable wealth (including a sizable block of Shares), such as candidates from academic professions or who had careers in public service, or who have not held Shares with the required value for a lengthy period. The Proposal’s criteria are so narrowly drawn, and set so high a bar, that they impede the Board’s ability to select qualified nominees. Accordingly, the Board believes that its current criteria, including the director Share ownership guidelines, and director candidate review process provide an appropriate balance for nominating directors who have the talents and qualifications necessary to benefit the Company, while serving to align the directors’ interests with the best interests of the Company and its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

By Order of the Board of Directors

Thomas D. Hyde
Secretary

Bentonville, Arkansas

April 19, 2007

ADMITTANCE SLIP

2007 ANNUAL SHAREHOLDERS’ MEETING

Place: Bud Walton Arena University of Arkansas Campus Fayetteville, Arkansas	2007 ANNUAL SHAREHOLDERS’ MEETING REMINDERS
Time: June 1, 2007, 7:00 a.m. Casual dress is recommended. Photographs taken at the meeting may be used by Wal-Mart. By attending, you waive any claim or rights to these photographs.

1.    Please bring this admittance slip and a picture I.D. to gain access.

2.    Additional security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.

3.    Camcorders or video taping equipment are not allowed.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:00 p.m., Central Time, on May 31, 2007.

      Vote by Internet

• Log on to the Internet and go to

  www.investorvote.com/wmt

• Follow the steps outlined on the secured website.

      Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the

  United States, Canada & Puerto Rico any time on

  a touch tone telephone.

  There is NO CHARGE to you for the call.

• Outside the US, Canada & Puerto Rico, call

  1-781-575-2300 on a touch tone telephone.

  Standard rates will apply.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.
Annual Shareholders’ Meeting Proxy Card

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.
1. The following persons are nominated for election to the Board of Directors of Wal-Mart, such election to be at the Annual Shareholders’ Meeting on June 1, 2007.

	For	Withhold	Abstain		For	Withhold	Abstain		For	Withhold	Abstain	+
01 - Aida M. Alvarez	☐	☐	☐	02 - James W. Breyer	☐	☐	☐	03 - M. Michele Burns	☐	☐	☐
04 - James I. Cash, Jr.	☐	☐	☐	05 - Roger C. Corbett	☐	☐	☐	06 - Douglas N. Daft	☐	☐	☐
07 - David D. Glass	☐	☐	☐	08 - Roland A. Hernandez	☐	☐	☐	09 - Allen I. Questrom	☐	☐	☐
10 - H. Lee Scott, Jr.	☐	☐	☐	11 - Jack C. Shewmaker	☐	☐	☐	12 - Jim C. Walton	☐	☐	☐
13 - S. Robson Walton	☐	☐	☐	14 - Christopher J. Williams	☐	☐	☐	15 - Linda S. Wolf	☐	☐	☐
Company Proposal — The Board of Directors recommends a vote FOR Proposal No. 2.
	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Independent Accountants	☐	☐	☐
Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals No. 3 through 13.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
3. Charitable Contributions Report	☐	☐	☐	4. Universal Health Care Policy	☐	☐	☐	5. Pay-for-Superior- Performance	☐	☐	☐
6. Equity Compensation Glass Ceiling	☐	☐	☐	7. Compensation Disparity	☐	☐	☐	8. Business Social Responsibility Report	☐	☐	☐
9. Executive Compensation Vote	☐	☐	☐	10. Political Contributions Report	☐	☐	☐	11. Social and Reputation Impact Report	☐	☐	☐
12. Cumulative Voting	☐	☐	☐	13. Qualifications for Director Nominees	☐	☐	☐

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00PSZH

Annual Shareholders’ Meeting

June 1, 2007

7:00 AM

Bud Walton Arena

University of Arkansas

Fayetteville, Arkansas

Electronic access to Wal-Mart’s future annual reports and proxy materials

Help Wal-Mart reduce expenses and eliminate bulky materials from your mail. Sign-up for Internet access to receive Wal-Mart’s proxy statement and annual report to shareholders. If you enroll in this service, we will e-mail you the proxy statement and annual report to shareholders to your designated e-mail address, along with instructions that will enable you to cast your vote. To sign-up, access www.investorvote.com/wmt and follow the instructions indicated so that you will receive next year’s proxy statement and annual report to shareholders electronically.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL SHAREHOLDERS’ MEETING OF WAL-MART STORES, INC. TO BE HELD ON JUNE 1, 2007	+

I have received the Notice of 2007 Annual Shareholders’ Meeting (the “Meeting”) to be held on June 1, 2007, and a Proxy Statement furnished by Wal-Mart Stores, Inc.’s (“Wal-Mart”) Board of Directors. I appoint S. ROBSON WALTON and H. LEE SCOTT, JR., or either of them, as proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that come before the Meeting or any adjournments or postponements thereof. If I participate in the Wal-Mart Profit Sharing and 401(k) Plan or the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan and I have a portion of my interest invested in Wal-Mart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote my stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at, and in its discretion on any other matters that come before, the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card, vote by Internet, or vote by telephone.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown on the reverse side. If you do not specify how the proxy should be voted, it will be voted FOR Proposals No. 1 and 2 and AGAINST Proposals No. 3 through 13.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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